                      CONVERSION VALUATION APPRAISAL REPORT


                                  Prepared for:

                    Clay County Savings and Loan Association


                                       and


                              CCSB Financial Corp.



                                     As Of:
                                 August 23, 2002



                                  Prepared By:

                             Keller & Company, Inc.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426


                                KELLER & COMPANY

                      CONVERSION VALUATION APPRAISAL REPORT


                                  Prepared for:

                    Clay County Savings and Loan Association


                                       and



                              CCSB Financial Corp.



                                     As Of:
                                 August 23, 2002

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                                 (614) 766-1459 FAX

September 11, 2002

Board of Directors
Clay County Savings and Loan Association
1178 West 152 Highway
Liberty, Missouri 64068

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of CCSB Financial Corp. ("Corporation"), which is the newly formed holding company of Clay County Savings and Loan Association, Liberty, Missouri ("Clay County Savings" or the "Association"), a federally-chartered mutual savings association. Such stock is to be issued in connection with the Association's application to convert to a stock institution and simultaneously form a unitary savings and loan holding company. This appraisal was prepared and provided to the Association in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in market studies, business and strategic plans, stock valuations, conversion and reorganization appraisals, and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Clay County Savings and the material provided by the independent auditor, Michael Trokey & Company, P.C., St. Louis, Missouri, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Association's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Clay County Savings, with the law firm of Luse Goreman Pomerenk & Schick, P.C., Washington, D.C., the Association's conversion counsel, and with Michael Trokey & Company, P.C. Further, we viewed the Association's local economy and primary market area.

Board of Directors
Clay County Savings and Loan Association
September 11, 2002
Page 2

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock in this reorganization and public offering will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Association's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of August 23, 2002, the pro forma market value or appraised value of the Corporation is $7,400,000 at the midpoint, representing 740,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $6,290,000 to a maximum of $8,510,000, with a maximum, as adjusted, of $9,786,500, representing 629,000 shares, 740,000 shares, 851,000 shares and 978,650 shares at $10.00 per share at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

The pro forma appraised value of CCSB Financial Corp. as of August 23, 2002, is $7,400,000 at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.

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                                TABLE OF CONTENTS

                                                                           PAGE

INTRODUCTION                                                                  1

  I.  Description of Clay County Savings and Loan Association
      General                                                                 4
      Performance Overview                                                    8
      Income and Expense                                                     10
      Yields and Costs                                                       15
      Interest Rate Sensitivity                                              17
      Lending Activities                                                     19
      Nonperforming Assets                                                   24
      Investments                                                            26
      Deposit Activities                                                     26
      Borrowings                                                             28
      Subsidiaries                                                           28
      Office Properties                                                      28
      Management                                                             28

II.   Description of Primary Market Area                                     30

III.  Comparable Group Selection
      Introduction                                                           37
      General Parameters
        Merger/Acquisition                                                   38
        Mutual Holding Companies                                             39
        Trading Exchange                                                     40
        IPO Date                                                             40
        Geographic Location                                                  40
        Asset Size                                                           41
      Balance Sheet Parameters
        Introduction                                                         42
        Cash and Investments to Assets                                       43
        Mortgage-Backed Securities to Assets                                 43
        One- to Four-Family Loans to Assets                                  44
        Total Net Loans to Assets                                            44
        Total Net Loans and Mortgage-Backed Securities to Assets             45
        Borrowed Funds to Assets                                             45
        Equity to Assets                                                     46
      Performance Parameters
        Introduction                                                         46

                                                                           PAGE

III.   Comparable Group Selection (cont.)
       Performance Parameters (cont.)
         Return on Average Assets                                            47
         Return on Average Equity                                            47
         Net Interest Margin                                                 48
         Operating Expenses to Assets                                        48
         Noninterest Income to Assets                                        49
       Asset Quality Parameters
         Introduction                                                        49
         Nonperforming Assets to Assets                                      49
         Repossessed Assets to Assets                                        50
         Loan Loss Reserve to Assets                                         50
       The Comparable Group                                                  51

IV.    Analysis of Financial Performance                                     52

V.     Market Value Adjustments
       Earnings Performance                                                  55
       Market Area                                                           59
       Financial Condition                                                   61
       Dividend Payments                                                     63
       Subscription Interest                                                 64
       Liquidity of Stock                                                    65
       Management                                                            65
       Marketing of the Issue                                                66

VI.    Valuation Methods                                                     68
       Price to Book Value Method                                            69
       Price to Core Earnings Method                                         70
       Price to Assets Method                                                71
       Valuation Conclusion                                                  73

                                LIST OF EXHIBITS

NUMERICAL                                                                   PAGE
EXHIBITS

 1            Consolidated Statements of Financial Condition -
                At June 30, 2002, and September 30, 2001                      74
 2            Consolidated Statements of Financial Condition -
                At September 30, 1997 through 2000                            75
 3            Consolidated Statements of Income  - Nine months ended
                June 30, 2001 and 2002, and
                Year Ended September 30, 2001                                 76
 4            Consolidated Statements of Income - Years ended
                September 30, 1997 through 2000                               77
 5            Selected Financial Information                                  78
 6            Income and Expense Trends                                       79
 7            Normalized Earnings Trend                                       80
 8            Performance Indicators                                          81
 9            Volume/Rate Analysis                                            82
10            Yield and Cost Trends                                           83
11            Net Portfolio Value                                             84
12            Loan Portfolio Composition                                      85
13            Loan Maturity Schedule                                          86
14            Loan Originations and Purchases                                 87
15            Delinquent Loans                                                88
16            Nonperforming Assets                                            89
17            Classified Assets                                               90
18            Allowance for Loan Losses                                       91
19            Investment Portfolio Composition                                92
20            Mix of Deposits                                                 93
21            Certificates by Maturity                                        94
22            Deposit Activity                                                95
23            Borrowed Funds Activity                                         96
24            Offices of Clay County Savings and Loan Association             97
25            Management of the Association                                   98
26            Key Demographic Data and Trends                                 99
27            Key Housing Data                                               100
28            Major Sources of Employment                                    101
29            Unemployment Rates                                             102
30            Market Share of Deposits                                       103
31            National Interest Rates by Quarter                             104
32            Thrift Stock Prices and Pricing Ratios                         105
33            Key Financial Data and Ratios                                  115
34            Recently Converted Thrift Institutions                         124
35            Acquisitions and Pending Acquisitions                          125

NUMERICAL                                                                   PAGE
EXHIBITS

 36           Thrift Stock Prices and Pricing Ratios -
                   Mutual Holding Companies                                  126
 37           Key Financial Data and Ratios -
                   Mutual Holding Companies                                  128
 38           Balance Sheets Parameters -
                   Comparable Group Selection                                130
 39           Operating Performance and Asset Quality Parameters -
                       Comparable Group Selection                            133
 40           Balance Sheet Ratios -
                Final Comparable Group                                       137
 41           Operating Performance and Asset Quality Ratios
                       Final Comparable Group                                138
 42           Balance Sheet Totals - Final Comparable Group                  139
 43           Balance Sheet - Asset Composition
                       Most Recent Quarter                                   140
 44           Balance Sheet - Liability and Equity
                       Most Recent Quarter                                   141
 45           Income and Expense Comparison
                       Trailing Four Quarters                                142
 46           Income and Expense Comparison as a Percent of
                       Average Assets - Trailing Four Quarters               143
 47           Yields, Costs and Earnings Ratios
                       Trailing Four Quarters                                144
 48           Dividends, Reserves and Supplemental Data                      145
 49           Valuation Analysis and Conclusions                             146
 50           Market Pricings and Financial Ratios - Stock Prices
                       Comparable Group                                      147
 51           Pro Forma Minimum Valuation                                    148
 52           Pro Forma Mid-Point Valuation                                  149
 53           Pro Forma Maximum Valuation                                    150
 54           Pro Forma Superrange Valuation                                 151
 55           Summary of Valuation Premium or Discount                       152

ALPHABETICAL EXHIBITS                                                       PAGE

   A                       Background and Qualifications                     153
   B                       RB 20 Certification                               157
   C                       Affidavit of Independence                         158

INTRODUCTION

         Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of CCSB Financial Corp. (the "Corporation"), a Delaware corporation, formed as a holding company to own all of the to-be-issued shares of common stock of Clay County Savings Bank, Liberty, Missouri, which is the proposed new name of Clay County Savings and Loan Association. As part of the mutual to stock conversion, Clay County Savings and Loan Association will change its name to Clay County Savings Bank. The appraisal will continue to refer to Clay County Savings and Loan Association as "Clay County Savings" or the "Association."

         The stock is to be issued in connection with the Association's Application for Approval of Conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). In accordance with the Association's conversion, there will be a simultaneous issuance of all the Association's stock to the Corporation, which will be formed by the Association. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Association's management and the Association's conversion counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

         This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," in accordance with the OTS application requirements of Regulation (S)563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

         The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Association is a going concern and that the shares issued by the Corporation in the conversion are sold in non-control blocks.

         In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended September 30, 1997 through 2001, as well as the financial statements for the nine months ended June 30, 2001 and 2002, and discussed them with Clay County Savings' management and with Clay County Savings' independent auditors, Michael Trokey & Company, P.C., St. Louis, Missouri. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form S-1 and the Association's preliminary Form AC and discussed them with management and with the Association's conversion counsel.

         We have visited Clay County Savings' home office and three branch offices and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area of Clay and Platte Counties and analyzed the Association's primary market area relative to Missouri and the United States. We have also examined the competitive market within which Clay County Savings operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

         We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Clay County

Savings to those selected institutions.

         Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.    DESCRIPTION OF CLAY COUNTY SAVINGS AND LOAN ASSOCIATION

GENERAL

      Clay County Savings and Loan Association was organized in 1922 as a state-chartered mutual savings and loan association with the name Clay County Building and Loan Association and then changed its name to Clay County Savings and Loan Association in 1967. In 1995, Clay County Savings became a federally-chartered mutual savings and loan association. Clay County Savings conducts its business from its main office in Liberty, Missouri and its three branch offices in Liberty, Kearney and Smithville. The Association serves its customers from these four offices. The Association's primary market area is focused on Clay County, where all its offices are located.; however, the market area actually includes Clay and Platte Counties.

      Clay County Savings' deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Association is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Clay County Savings is a member of the Federal Home Loan Bank (the "FHLB") of Des Moines and is regulated by the OTS and by the FDIC. As of June 30, 2002, Clay County Savings had assets of $77,872,000, deposits of $63,669,000 and equity of $6,526,000.

      Clay County Savings is a community oriented institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. Clay County Savings has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, excluding construction loans, which represented 46.1 percent of its loan originations during the fiscal year ended September 30, 2001, and a greater 63.1 percent of its loan originations during the nine months ended June 30, 2002. Construction loan originations represented a strong 16.6 percent and 37.8 percent of total originations for the same respective time periods. At June 30, 2002, 76.9 percent of its gross loans consisted of residential real estate loans on one-to four-family dwellings, compared to a lesser 74.8 percent at September 30, 2000, with the

General (cont.)

primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Association is also an originator of multi-family loans, commercial real estate loans, construction loans, consumer loans and commercial business loans. Consumer loans include home equity loans and lines of credit, automobile loans, loans on savings accounts and other secured and unsecured personal loans.

         The Association had $17.1 million, or a moderate 22.0 percent of its assets in cash and investments excluding FHLB stock which totaled $529,100 or
0.5 percent of assets. The Association had $1.9 million or 2.4 percent of its assets in mortgage-backed and related securities. Deposits, FHLB advances and equity have been the primary sources of funds for the Association's lending and investment activities.

         The Association's gross amount of stock to be sold in the subscription and community offering will be $7,400,000 or 740,000 shares at $10 per share based on the midpoint of the appraised value of $7.4 million, with net conversion proceeds of $6,875,000 reflecting conversion expenses of approximately $525,000. The actual cash proceeds to the Association will be $3.44 million representing fifty percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued or 59,200 shares at $10 per share, representing $592,000. The Association's net proceeds will be invested in adjustable-rate mortgage loans, construction loans and commercial real estate loans over time and initially invested in short term investments. The Association may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its fifty percent of the proceeds to fund the ESOP and to invest in short-and intermediate-term securities or deposits.

         Clay County Savings has seen a minimal deposit increase over the past five fiscal years with deposits increasing 0.4 percent from September 30, 1997 to September 30, 2001, or an average of 0.1 percent per year. From September 30, 2001, to June 30, 2002, deposits

General (cont.)

increased by 9.6 percent or 12.8 percent, annualized, compared to a 9.6 percent growth rate in fiscal 2000. The Association has focused on increasing its residential real estate loan and commercial loan activity during the past three years, monitoring its net interest margin and earnings and maintaining its equity to assets ratio. Equity to assets decreased slightly from 8.35 percent of assets at September 30, 1997, to 8.33 percent at September 30, 2001, and then increased slightly to 8.38 percent at June 30, 2002, due primarily to a decrease in assets.

         Clay County Savings' primary lending strategy has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family loans, the origination of construction loans, the origination of nonresidential mortgage loans, and the origination of consumer loans, primarily home equity loans.

         Clay County Savings' share of one- to four-family mortgage loans has increased modestly, from 74.8 percent of gross loans at September 30, 2000, to
76.9 percent as of June 30, 2002. Commercial real estate loans increased from
3.8 percent to 6.9 percent from September 30, 2000, to June 30, 2002, while construction loans decreased from 16.1 percent to 9.3 percent during the same time period. All types of mortgage loans as a group decreased slightly from 96.2 percent of gross loans at September 30, 2000, to 94.6 percent at June 30, 2002. The decrease in mortgage loans was offset by the Association's increase in consumer loans and commercial business loans. The Association's share of consumer loans witnessed an increase in their share of loans from 3.6 percent at September 30, 2000, to 4.7 percent at June 30, 2002, and the dollar level of consumer loans increased from $2.5 million to $2.6 million due primarily to growth in home equity lines of credit.

         Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Association's rising level of higher risk loans. At September 30, 2000, Clay County Savings had $176,000

General (cont.)

in its loan loss allowance or 0.26 percent of gross loans and 31.4 percent of nonperforming assets, which increased to $193,000 and represented a higher 0.35 percent of gross loans and 201.0 percent of nonperforming assets at June 30, 2002.

         Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on continuing to strengthen the Association's net interest margin without undertaking excessive credit risk combined with maintaining the Association's interest risk position.

PERFORMANCE OVERVIEW

         Clay County Savings' financial position at year end September 30, 1997 through September 30, 2001, and at June 30, 2002, is shown in Exhibits 1 through
4. Exhibit 5 provides selected financial data at September 30, 1997 through 2001 and at June 30, 2002. Clay County Savings has focused on maintaining its asset base and equity level, increasing its interest-earning deposits and investment securities, and increasing retail deposits. The impact of these trends has been a rise in net interest rate spread from 2.76 percent at September 30, 2000, to
2.92 percent at June 30, 2002. Clay County Savings has experienced a modest increase in assets from September 30, 1997 to June 30, 2002, with a similar increase in deposits, a moderate decrease in FHLB advances and modest change in equity over the past five periods.

         Clay County Savings witnessed a total increase in assets of $6.5 million or 9.2 percent for the period of September 30, 1997, to September 30, 2001, representing an average annual increase in assets of 2.3 percent. For the year ended September 30, 2001, assets decreased $116,300 or 0.2 percent. For the nine months ended June 30, 2002, the Association's assets increased $223,800 or
0.3 percent. Over the past four fiscal periods, the Association experienced its largest dollar rise in assets of $7.2 million in fiscal year 2000, which represented a strong 10.3 percent increase in assets funded by a rise in FHLB advances of $9.0 million. This increase in assets was succeeded by a $116,000 or
0.1 percent decrease in assets in fiscal year 2001 and then a $224,000 increase or 0.3 percent from September 30, 2001, to June 30, 2002. The strongest rise in assets was $7.2 million or 10.3 percent for the fiscal year ended September 30, 2000.

         The Association's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $62.8 million at September 30, 1997, to $53.1 million at June 30, 2002, and represented a total decrease of $9.7 million, or
15.4 percent. The average annual decrease during that period was 3.25 percent. That decrease was primarily the result of higher levels of loan payoffs in fiscal 2001 and the nine months ended June 30, 2002. For the year ended September 30, 1999, loans increased $8.4 million or 12.0 percent. For the nine months ended

June 30, 2002, net loans decreased $6.2 million or 8.0 percent representing 10.7 percent, annualized.

         Clay County Savings has pursued obtaining funds through deposits and FHLB advances in accordance with the demand for loans and secondary market activity. The Association's competitive rates for savings in its local market in conjunction with its focus on service and a larger network of offices have been the sources for attracting retail deposits. Deposits increased 0.4 percent from 1997 to 2001, with an average annual rate of increase of 0.1 percent from September 30, 1997, to September 30, 2001. For the nine months ended June 30, 2002, deposits increased by $5.6 million or 9.6 percent, annualized to 12.8 percent. The Association's only fiscal year deposit growth was in 2001, when deposits increased $5.1 million or a relatively strong 9.6 percent. Deposits decreased in 1998, 1999 and 2000. The Association's FHLB advances increased from $6.2 million at September 30, 1997, to $11.9 million at September 30, 2001, and then decreased to $6.9 million at June 30, 2002.

         Clay County Savings has been able to increase its equity level each fiscal year from 1997 through 2001 and in the nine months ended June 30, 2002. At September 30, 1997, the Association had equity of $5.9 million representing an 8.35 percent equity to assets ratio and then increasing to $6.5 million at September 30, 2001, but representing a lower 8.33 percent equity to assets ratio due to the Association's growth in assets. At June 30, 2002, equity was a similar $6.5 million but a higher 8.38 percent of assets due to the Association's minimal growth. The overall decrease in the equity to assets ratio from 1997 to 2001 is the result of the Association's modest earnings performance impacted by the Association's growth in assets. The dollar level of equity increased 8.8 percent from September 30, 1997, to September 30, 2001, representing an average annual increase of 2.2 percent and increased 0.9 percent for the nine months ended June 30, 2002, or 1.3 percent, annually.

INCOME AND EXPENSE

         Exhibit 6 presents selected operating data for Clay County Savings, reflecting the Association's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1997 through 2001 and for the nine months ended June 30, 2002.

         Clay County Savings witnessed an overall increase in its dollar level of interest income from September 30, 1997, to September 30, 2001, and then a decrease for the nine months ended June 30, 2002, due to the Association's decrease in loans as well as the decrease in interest rates overall. Interest income was $4.7 million in 1997 and a higher $5.6 million in 2001. This trend was a rising trend that continued from 1999. For the nine months ended June 30, 2002, interest income was $3.5 million, compared to a higher $4.2 million for the nine months ended June 30, 2001.

         The Association's interest expense experienced a similar trend with an overall increase from fiscal year 1997 to 2001. Interest expense increased $178,000 or 6.3 percent, from 1999 to 2000, compared to a smaller dollar increase in interest income of $118,000 and a smaller 2.4 percent increase, for the same time period. Interest expense then increased $609,000 or 20.1 percent from 2000 to 2001, compared to an increase in interest income of $465,000 or 9.1 percent. Such increase in interest income in 2001, notwithstanding the increase in interest expense, resulted in a modest dollar decrease in annual net interest income of $144,000 or 6.9 percent for the fiscal year ended September 30, 2001, and a moderate decrease in net interest margin. Net interest income decreased from $2,137,000 in 1999, to $2,077,000 in 2000 and to $1,933,000 in 2001. For
the nine months ended June 30, 2002, Clay County Savings' actual net interest income was $1,660,000 or $2.2 million, annualized, which was modestly higher than the $1,430,000 for the nine months ended June 30, 2001, or $1.9 million, annualized.

         The Association has made provisions for loan losses in each of the past five fiscal years of 1997 through 2001 and also in the nine months ended June 30, 2002. The amounts of those provisions were determined in recognition of the Association's levels of nonperforming assets, charge-offs, repossessed assets, the Association's rise in lending activity, and industry norms. The loan loss provisions were $14,000 in 1997, $11,000 in 1998, $12,000 in 1999 and 2000,
$22,000 in 2001 and $3,000 in the nine months ended June 30, 2002. The impact of these loan loss provisions has been to provide Clay County Savings with a general valuation allowance of $193,000 at June 30, 2002, or 0.35 percent of gross loans and 201.0 percent of nonperforming assets.

         Total other income or noninterest income indicated a rising trend from fiscal year 1997 through 2001. The higher level of noninterest income was in fiscal year 2001 at $256,000 or 0.33 percent of assets including $112,000 in gains on the sale of loans. The lower level of $113,000 was in 1997, representing 0.16 percent of assets with no gains on the sale of loans. The average noninterest income level for the past five fiscal years was $159,200 or
0.22 percent of average assets. In the nine months ended June 30, 2002, noninterest income was $211,000 or 0.36 percent of assets on an annualized basis. Noninterest income consists primarily of service charges and fees, other income and gains on the sale of loans.

         The Association's general and administrative expenses or noninterest expenses increased from $1,526,000 for the fiscal year of 1997 to $2,337,000 for the fiscal year ended September 30, 2001. The largest dollar increase in noninterest expenses was $282,000 from 2000 to 2001. This larger increase in other expenses was due primarily to the Association's opening of a new home office in 2000 and the addition of new staffing combined with the normal rise in overhead expenses. On a percent of average assets basis, operating expenses increased from 2.33 percent of average assets for the fiscal year ended September 30, 1997, to 3.01 percent for the fiscal year ended September 30, 2001. For the nine months ended June

30, 2002, Clay County Savings' ratio of operating expenses to average assets was a slightly lower 2.99 percent.

         The net earnings position of Clay County Savings has indicated decreasing earnings from 1997 to 2000, then a loss in the fiscal year ended September 30, 2001, and then profitable performance in the nine months ended June 30, 2002. The annual net income figures for the fiscal years of 1997 to 2000 were $243,000, $218,000, $221,000 and $108,000, respectively, compared to a loss of $112,000 for the fiscal year ended September 30, 2001, representing returns on average assets of 0.37 percent, 0.31 percent, 0.31 percent, 0.15 percent and negative 0.14 percent for fiscal years 1997 through 2001, respectively. For the nine months ended June 30, 2002, net earnings were $81,000, representing an annualized return on average assets of 0.14 percent.

         Exhibit 7 provides the Association's normalized earnings or core earnings for the twelve months ended June 30, 2002. The Association's normalized earnings eliminate any nonrecurring income and expense items. There was one adjustment to income to reduce the Association's level of noninterest income due to a one-time gain on the sale of premises of $69,000 before taxes. There were no expense adjustments.

         The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Association's return on assets decreased from 0.37 percent in 1997 to 0.15 percent in fiscal year 2000 and then to a loss of 0.14 percent in fiscal year 2001. It was a higher but still low level for the nine months ended June 30, 2002, of 0.14 percent, annualized, due primarily to the Association's increase in its net interest margin.

         The Association's average net interest rate spread increased from 2.36 percent in 1997 to 2.79 percent in 1999 and then decreased to 2.56 percent in fiscal year 2001. For the nine months ended June 30, 2002, net interest spread increased to 2.92 percent, annualized. Income and Expense (cont.)

The Association's net interest margin indicated a similar overall trend, increasing from 2.75 percent in 1997 to 3.11 percent in 1999 and then decreasing to 2.64 percent in fiscal year 2001, and then increasing to 3.01 percent for the nine months ended June 30, 2002, annualized. Clay County Savings' average net interest rate spread increased 43 basis points from 1997 to 1999 to 2.79 percent from 2.36 percent in 1997, and then decreased 23 basis points to 2.56 percent in 2001. The Association's net interest margin followed a similar trend, increasing 36 basis points to 3.11 percent in 1999 from 2.75 percent in 1997 and then decreased 47 basis points to 2.64 percent in 2001. For the nine months ended June 30, 2002, Clay County Savings' annualized net interest spread increased 36 basis points to 2.92 percent, and its net interest margin increased 37 basis points to 3.01 percent.

         The Association's return on average equity decreased from 1997 to 2001. The return on average equity decreased from 4.19 percent in 1997 to a negative
1.73 percent in fiscal year 2001. For the nine months ended June 30, 2002, return on average equity was a minimal 1.67 percent, annualized, due to the Association's higher noninterest expenses, resulting in lower earnings.

         Clay County Savings' ratio of interest-earning assets to interest-bearing liabilities decreased moderately from 108.70 percent at September 30, 1997, to 101.53 percent at September 30, 2001, and then increased to 102.62 percent at June 30, 2002. The Association's lower ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Association's higher level of fixed assets.

         The Association's ratio of noninterest expenses to average assets increased from 2.33 percent in fiscal year 1997 to a higher 3.01 percent in fiscal year 2001, due to increases in normal overhead and the impact of opening a new main office in late 2000. For the nine months ended June 30, 2002, noninterest expenses to assets decreased to 2.99 percent.

Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 60.0 percent with the lower the ratio indicating higher

Income and Expense  (cont.)

efficiency. The Association has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 80.3 percent in 1997 to 106.8 percent in 2001. The ratio then decreased to 93.2 percent for the nine months ended June 30, 2002.

         Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Clay County Savings witnessed a decrease in its nonperforming asset ratio from 2000 to 2001, and the ratio decreased from higher than the industry norm to below the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Clay County Savings' nonperforming assets consisted of just nonaccruing loans at June 30, 2002 and included repossessed assets at September 30, 1997 through 2001. The ratio of nonperforming assets to total assets was 0.41 percent at September 30, 1997, then rising to 0.72 percent at September 30, 2000, and decreased to 0.18 percent at September 30, 2001. At June 30, 2002, Clay County Savings' ratio of nonperforming assets to total assets decreased further to 0.12 percent of assets.

         The Association's allowance for loan losses was 0.25 percent of loans at September 30, 1997, and increased to 0.31 percent at September 30, 2001, and then increased to 0.35 percent of loans at June 30, 2002, with the increase due partially to the Association's decrease in loans. As a percentage of nonperforming assets, Clay County Savings' allowance for loan losses was 31.4 percent in 2000 and 135.7 percent in 2001. At June 30, 2002, the ratio increased to 201.0 percent, reflective of a decrease in nonperforming assets.

         Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2001 and for the nine months ended June 30, 2002. In fiscal year 2001, net interest income decreased $144,000, due to an increase in interest income of $465,000 reduced by a $609,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $266,000, accented by an increase due to rate of $191,000 and

Income and Expense (cont.)

an increase due to a combination of rate and volume of $8,000. The increase in interest expense was due to an increase due to volume of $350,000 accented by an increase due to a change in rate of $244,000 and an increase due to a combination of rate and volume of $15,000.

         For the nine months ended June 30, 2002, compared to the nine months ended June 30, 2001, net interest income increased $231,000 due to a $676,000 decrease in interest income offset by a $907,000 decrease in interest expense. The decrease in interest income was due to a $233,000 decrease due to volume accented by a $358,000 decrease due to rate and an $85,000 decrease due to a combination of rate and volume. The decline in interest expense was the result of a decrease due to volume of $156,000 accented by a decrease due to rate of $679,000 and a decrease to a combination of rate and volume of $72,000.

YIELDS AND COSTS

         The overview of yield and cost trends for the years ended September 30, 2000 and 2001, for the nine months ended June 30, 2001 and 2002, and at June 30, 2002, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

         Clay County Savings' weighted average yield on its loan portfolio increased 30 basis points from fiscal year 2000 to 2001, from 7.65 percent to
7.95 percent, and then decreased 48 basis point to 7.47 percent for the nine months ended June 30, 2002, compared to a higher

7.98 percent for the nine months ended June 30, 2001. The yield on securities increased 29 basis points from 6.13 percent in 2000 to 6.42 percent in fiscal year 2001 and then decreased 156 basis points to 4.86 percent for the nine months ended June 30, 2002, compared to a higher 6.12 percent for the nine months ended June 30, 2001. The yield on mortgage-backed securities decreased 20 basis points from 6.48 percent in 2000 to 6.28 percent 2001 and then

Yields and Costs (cont.)

decreased 89 basis points to 5.39 percent for the nine months ended June 30, 2002, compared to 6.42 percent for the nine months ended June 30, 2001. The yield on other interest-earning assets decreased 8 basis points from fiscal year 2000 to 2001, from 3.38 percent to 3.30 percent and then decreased another 221 basis points to 1.09 percent for the nine months ended June 30, 2002, compared to a higher 3.37 percent for the nine months ended June 30, 2001. The combined weighted average yield on all interest-earning assets increased 19 basis points to 7.59 percent from fiscal year 2000 to 2001, reflecting the Association's higher yield on loans. The yield on interest-earning assets for the nine months ended June 30, 2002, was a lower 6.41 percent, compared to a higher 7.62 percent for the nine months ended June 30, 2001.

         Clay County Savings' weighted average cost of interest-bearing liabilities increased 39 basis points to 5.03 percent from fiscal year 2000 to 2001, which was greater than the Association's 19 basis point increase in yield, resulting in a decrease in the Association's interest rate spread of 20 basis points from 2.76 percent to 2.56 percent from 2000 to 2001. For the nine months ended June 30, 2002, the Association's cost of funds decreased 172 basis points to 3.49 percent, compared to a 121 basis point decrease in yield on interest-earning assets, resulting in a higher net interest rate spread by 51 basis points to 2.92 percent compared to 2.41 percent for the nine months ended June 30, 2001. The Association's net interest margin decreased from 3.01 percent in fiscal year 2000 to 2.64 percent in fiscal year 2001. The Association's net interest margin for the nine months ended June 30, 2002, increased to 3.01 percent compared to a lower 2.58 percent for the nine months ended June 30, 2001. The Association's yield on earning assets decreased 48 basis points to
5.93 percent at June 30, 2002, compared to 6.41 percent for the nine months ended June 30, 2002. The

Association's cost of funds decreased 106 basis points to 2.43 percent at June 30, 2002, compared to 3.49 percent for the nine months ended June 30, 2002. The resultant net interest rate spread increased 58 basis points to 3.50 percent at June 30, 2002, compared to 2.92 percent for the nine months ended June 30, 2002.

INTEREST RATE SENSITIVITY

         Clay County Savings has closely monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. Clay County Savings has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value ("NPV") as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap." The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in NPV or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the late 1990's and early 2000's to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Clay County Savings has responded to the interest rate sensitivity issue by originating and retaining adjustable-rate mortgage loans, short term consumer loans and, more recently, maintaining a higher available-for-sale investment portfolio.

         The Association measures its interest rate risk through the use of the calculation of its NPV of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Association is calculated on a quarterly basis, by the OTS, as well as the change in the NPV for the Association under rising and falling interest rates. Such changes in NPV under changing rates is reflective of the Association's interest rate risk exposure.

         There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

         Exhibit 11 provides the Association's NPV as of June 30, 2002, and the change in the Association's NPV under rising and declining interest rates. Such calculations are provided by

Interest Rate Sensitivity (cont.)

the OTS, and the focus of this exposure table is a 200 basis points change in interest rates either up or down to reflect the Association's post shock NPV ratio as defined by OTS, which is a 200 basis point rise in rates for Clay County Savings.

         The Association's change in its NPV at June 30, 2002, based on a rise in interest rates of 200 basis points was an 8.0 percent decrease, representing a dollar decrease in equity value of $800,000. In contrast, based on a decline in interest rates of 200 basis points, the Association's NPV was not measurable due to currently low interest rates.

         The Association's change in its NPV decreases to a 3.0 percent decrease under a 100 basis point instantaneous rise in rates, and the NPV is estimated to show no change, based on a 100 basis point decrease in rates.

         The Association's post shock NPV ratio is 11.30 percent based on a 200 basis point rise in rates and is not measurable based on a 200 basis point decrease in rates. The Association's sensitivity measure is a negative 77 basis points based on a 200 basis point instantaneous increase in rates. The Association's interest rate risk level is a minimal risk position due primarily to the Association's predominance of adjustable-rate residential mortgage loans.

         Due to Clay County Savings' recognition of the need to control its interest rate exposure, the Association will continue to focus on the origination and retention of adjustable-rate residential and nonresidential mortgage loans and will continue the sale of its fixed-rate mortgage loans.

LENDING ACTIVITIES

         Clay County Savings has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, nonresidential mortgage loans, construction loans and consumer loans. Exhibit 12 provides a summary of Clay County Savings' loan portfolio, by loan type, at September 30, 2000 and 2001, and at June 30, 2002.

         Residential loans secured by one- to four-family dwellings was the primary loan type representing 76.9 percent of the Association's gross loans as of June 30, 2002. This share has seen a modest decrease from 74.8 percent at September 30, 2000. The second largest real estate loan type as of June 30, 2002, was construction and development loans, which comprised a moderate 9.3 percent of gross loans compared to 16.1 percent as of September 30, 2000. The third key real estate loan type was commercial real estate loans, which represented 6.9 percent of gross loans as of June 30, 2002, compared to a lower
3.8 percent at September 30, 2000. These three real estate loan categories represented a strong 93.1 percent of gross loans at June 30, 2002, compared to a larger 94.7 percent of gross loans at September 30, 2000.

         Commercial business loans represent a modest loan category for Clay County Savings. Commercial business loans totaled $382,000 and represented 0.7 percent of gross loans at June 30, 2002, compared to a lesser 0.2 at September 30, 2000. The Association has been more involved in providing business lines of credit in 2002.

         The consumer loan category was the remaining loan type at June 30, 2002, and represented a modest 4.7 percent of gross loans compared to 3.6 percent at September 30, 2000. Consumer loans were the fourth largest overall loan type, at June 30, 2002, and also at September 30, 2000. The Association originates home equity loans including home equity lines of credit, automobile loans, savings account loans and secured and unsecured personal loans. The overall mix of loans has witnessed modest changes from fiscal year-end 2000 to June 30, 2002, with the Association having decreased its share of construction loans to offset its increases in one- to four-family loans, commercial real estate loans and consumer loans, primarily comprised of home equity loans.

Lending Activities (cont.)

         The emphasis of Clay County Savings' lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Clay County Savings' primary market area, which includes Clay and Platte Counties. The Association's lending market also extends into the surrounding counties. At June 30, 2002, 76.9 percent of Clay County Savings' gross loans consisted of loans secured by one- to four-family residential properties.

         The Association offers several types of adjustable-rate mortgage loans, ("ARMs") with adjustment periods of one year, three years and seven years. The interest rates on ARMs are generally indexed to the one-year Treasury constant maturity index. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 5.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index. The Association retains all ARMs which it originates. The majority of ARMs have terms of 15 to 25 years with a maximum term of 30 years.

         The Association currently offers adjustable-rate mortgage loans with discounted or teaser rates at rates below those which would prevail under normal computations based upon a determination of market factors and competitive rates in the market. On such discounted loans, the borrower is qualified at both the initial rate and the fully-indexed rate. The Association's adjustable-rate mortgage loans are normally originated in conformity with Freddie Mac guidelines, even though such loans are retained in the portfolio.

         The Association's one-to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain "due on sale" clauses which permit the Association to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

         The Association's other key mortgage loan product is a fixed-rate mortgage loan with most of Clay County Savings' new fixed-rate mortgage loans being sold in the secondary

Lending Activities (cont.)

market. The Association has historically retained most of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years. The Association's fixed-rate mortgage loans conform to Freddie Mac underwriting standards.

         The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 85 percent at Clay County Savings, even though the Association is permitted to make loans up to a 95 percent loan-to-value ratio if the loan amount is $275,000 or less and 90 percent if the loan amount is $350,000 or less. The Association does make loans up to 95 percent of loan-to-value but does require credit life insurance for the amount in excess of the 85.0 percent loan-to-value ratio. Mortgage loans originated by the Association include due-on-sale clauses enabling the Association to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

         Clay County Savings has also been an originator of commercial real estate loans and multi-family loans in the past. The Association will continue to make multi-family and commercial real estate loans. The Association had a total of $4.6 million in commercial real estate and multi-family loans at June 30, 2002, or 8.4 percent of gross loans, compared to $3.6 million or 5.3 percent of gross loans at September 30, 2000. The major portion of commercial real estate loans are secured by small retail establishments, warehouses, local churches, small office buildings, and other commercial properties. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 25 years. The maximum loan-to-value ratio is normally 80 percent except for cash out refinancings, which are limited to 75.0 percent of the appraised value.

         The Association also originates construction loans to area home builders or individuals for the construction of single-family homes. The Association originates speculative construction loans as well as custom construction loans for homes in contract.

The Association had $5.1 million or 9.3 percent of gross loans in construction loans secured by one- to four-family residences. Construction loans normally have a term of twelve months

Lending Activities (cont.)

with a fixed interest rate for the term of the loan and a loan-to-value ratio of no more than 85.0 percent. The Association will originate construction loans for a loan-to-value ratio of up to 89.0 percent. The Association also originates land development loans to area homebuilders secured by improved or unimproved building lots. Land loans normally have prime-based variable interest rates with terms of up to two years. The maximum loan-to-value ratio is 70.0 percent. The Association had no land development loans at June 30, 2002.

         Clay County Savings has also been involved in consumer lending. Consumer loans originated consist primarily of home equity loans and lines of credit, which represented a total of $1.6 million or 61.6 percent of consumer loans at June 30, 2002, up from $1.1 million or 43.6 percent of consumer loans at September 30, 2000. Total consumer loans were $2.6 million or 4.7 percent of gross loans at June 30, 2002, and a lesser $2.5 million or 3.6 percent of gross loans at September 30, 2000. Clay County Savings began to make home equity lines of credit in February 2002. Clay County Savings offers home equity loans and lines of credit up to $150,000 with a maximum loan-to-value ratio of 89.0 percent. These loans have a term of five years with rates generally tied to the current prime rate.

         Exhibit 13 provides a loan maturity schedule and breakdown and summary of Clay County Savings' fixed- and adjustable-rate loans, indicating a majority of adjustable-rate loans. At June 30, 2002, 53.8 percent of the Association's loans due after June 30, 2003, were adjustable-rate and 46.2 percent were fixed-rate. The Association has a higher 40.2 percent of its loans at June 30, 2002, due in one year or less with another 26.5 percent due in one to three years.

         As indicated in Exhibit 14, Clay County Savings experienced a minimal change in its one-to four-family loan originations and total loan originations from fiscal year 2000 to 2001. Total loan originations in fiscal year 2001 were $25.9 million compared to $28.9 million in fiscal year 2000, reflective of a lower level of construction loans partially offset by a higher level of one- to four-family loans. The decrease in construction loan originations from 2000 to 2001 of $3.6 million constituted 120.0 percent of the $3.0 million aggregate decrease in total loan originations from 2000 to 2001, with one- to four-family loans increasing $1.2

Lending Activities (cont.)

million and commercial real estate loans decreasing $864,000. Consumer and commercial business loans combined increased $521,000 from 2000 to 2001. Loan originations for the nine months ended June 30, 2002, were $32.0 million, representing a stronger $42.7 million on an annualized basis, indicating a strong rise in loan origination activity. Loan originations on one- to four-family residences represented 37.1 percent of total loan originations in fiscal year 2000, and 46.1 percent in fiscal year 2001. One- to four-family loan originations increased to 63.1 percent of total loan originations for the nine months ended June 30, 2002, with the sale of one- to four-family loans also increasing. Consumer loans represented 8.6 percent of total loan originations in 2000 and a larger 10.2 percent in 2001. For the nine months ended June 30, 2002, these loans represented a similar 9.3 percent of total originations. Construction loans represented a strong 46.3 percent of total loan originations in 2000 and a lesser 37.8 percent in 2001. For the nine months ended June 30, 2002, construction loans represented a smaller 16.6 percent of total loan originations.

         Overall, loan originations exceeded principal payments, loans sales, loan repayments and other deductions in fiscal 2000 by $6.9 million and then fell short of reductions by $4.8 million in 2001. For the nine months ended June 30, 2002, loan originations were less than total reductions by $6.2 million with total loan sales representing $7.3 million.

NONPERFORMING ASSETS

         Clay County Savings understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Clay County Savings has not been faced with such problems in the past and has made a concerted effort to control its nonperforming assets, recognizing the depressed nature of its local economy, and has been successful.

         Exhibit 15 provides a summary of Clay County Savings' delinquent loans at September 30, 2000 and 2001, and at June 30, 2002, indicating a decrease in delinquent loans since September 30, 2000. The Association had $96,000 or 0.16 percent of gross loans delinquent 90 days or more at June 30, 2002, with all of them single family loans. Loans delinquent 60 to 89 days totaled only $13,000 at June 30, 2002, or 0.02 percent of gross loans with all of them consumer loans. At June 30, 2002, delinquent loans of 60 days or more totaled $109,000 or 0.18 percent of gross loans compared to a much higher $436,000 or 0.68 percent of gross loans at September 30, 2000.

         Clay County Savings' board reviews most loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Association sends the borrower a late payment notice. The Association then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Association will normally commence foreclosure proceedings. The Association does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Nonperforming Assets (cont.)

Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Association pursues foreclosure procedures.

         Exhibit 16 provides a summary of Clay County Savings' nonperforming assets at June 30, 2002, and at September 30, 2000 and 2001. Nonperforming assets normally consist of loans 90 days or more past due, nonaccruing loans and repossessed assets. The Association had no loans 90 days or more past due and no repossessed assets at June 30, 2002. The Association has recently carried a modest level of nonperforming assets. Clay County Savings' level of nonperforming assets ranged from a high dollar amount of $561,000 or 0.72 percent of total assets at September 30, 2000, to a low dollar amount of $96,000 or 0.12 percent of assets at June 30, 2002. The Association's nonperforming assets totaled $140,000 at September 30, 2001, representing 0.18 percent of assets.

         Clay County Savings' level of nonperforming assets was similar to its level of classified assets. The Association's level of classified assets was $98,000 or 0.13 percent of assets at June 30, 2002 (reference Exhibit 17). The Association's classified assets consisted of $98,000 in substandard assets, with none classified as doubtful or loss.

         Exhibit 18 shows Clay County Savings' allowance for loan losses at June 30, 2002, and for fiscal years ended 2000 and 2001, indicating the activity and the resultant balances. Clay County Savings has witnessed a modest increase in its balance of allowance for loan losses from $176,000 at September 30, 2000 to $190,000 at September 30, 2001. The balance in allowance for loan losses then increased further to $193,000 at June 30, 2002, with provisions of $12,000 in 2000, $21,000 in fiscal 2001, and $3,000 in the first nine months ended June 30, 2002. The Association had net charge-offs of $29,000 in fiscal 2000, $7,000 in fiscal 2001, and zero for the nine months ended June 30, 2002. The Association's ratio of allowance for loan losses to gross loans was 0.26 percent at September 30, 2000, and a slightly higher 0.30 percent at September 30, 2001, due to a decrease in gross loans. The allowance for loan losses to gross loans increased to 0.35 percent of loans at June 30, 2002, due primarily to the Association's continued decrease in loans. Allowance for loan losses to nonperforming assets

Nonperforming Assets  (cont.)

was 31.4 percent at September 30, 2000, and a higher 201.0 percent at June 30, 2002, reflecting the decrease in nonperforming assets.

INVESTMENTS

         The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of federal agency obligations, municipal securities and equity securities. Exhibit 19 provides a summary of Clay County Savings' investment portfolio at September 30, 2000 and 2001, and at June 30, 2002, including FHLB stock. The exhibit also provides a summary of the Association's mortgage-backed securities, all of which are available-for-sale. Investment securities totaled $8.1 million at June 30, 2002, compared to $7.4 million at September 30, 2001, and $5.2 million at September 30, 2000, with all of the securities available-for-sale, except $16,000 in municipal securities. The primary component of investment securities at June 30, 2002, was federal agency obligations, representing 75.7 percent of investments, including FHLB stock compared to 83.0 percent at September 30, 2000. The Association also had interest-bearing deposits totaling $9.2 million at June 30, 2002, and a lesser $1.3 million at September 30, 2000. The Association had $963,000 in FHLB stock at June 30, 2002, and a lesser $860,000 at September 30, 2000. The Association had $1.9 million in mortgage-backed securities at June 30, 2002, and a lesser $1.5 million at September 30, 2000. The weighted average yield on investment securities was 4.80 percent at June 30, 2002.

DEPOSIT ACTIVITIES

         The change in the mix of deposits and certificates by rate from September 30, 2000, to June 30, 2002, is provided in Exhibit 20. There has been a moderate change in both total deposits and in the deposit mix during this period. Total average deposits have increased from $53.0 million at September 30, 2000, to $62.9 million at June 30, 2002, representing an

Deposit Activity (cont.)

increase of $9.9 million or 18.7 percent. Certificates of deposit have increased from $36.0 million at September 30, 2000, to $38.0 million at June 30, 2002, representing an increase of $2.0 million, while savings, NOW, MMDA and noninterest-bearing accounts have increased $7.8 million from $17.1 million at September 30, 2000, to $24.9 million at June 30, 2002.

         Certificates of deposit witnessed a decrease in their share of average deposits, declining from a higher 67.8 percent of deposits at September 30, 2000, to a lower but more normal 60.4 percent of deposits at June 30, 2002. The major component of certificates at June 30, 2002, had rates between 2.01 percent and 3.00 percent and represented 34.5 percent of certificates. At September 30, 2000, the major component of certificates was the 5.01 percent to 6.00 percent category with a much stronger 73.7 percent of certificates. The category witnessing the strongest growth from September 30, 2000, to June 30, 2002, was certificates with rates between 2.01 percent and 3.0 percent, which increased $12.6 million during this time period. The category witnessing the largest decrease from September 30, 2000, to June 30, 2002, was certificates with rates between 5.01 percent and 6.00 percent, which declined $21.4 million.

         Exhibit 21 provides a breakdown of certificates by maturity as of June 30, 2002. A strong 78.4 percent of the Association's certificates of deposit mature in one year or less. The largest category of certificates based on interest rate was certificates with rates from 2.01 percent to 3.0 percent, totaling $12.6 million, representing 34.7 percent of certificates.

         Exhibit 22 shows the Association's deposit activity for the two years ended September 30, 2000 and 2001, and for the nine months ended June 30, 2001 and 2002. Excluding interest credited, Clay County Savings experienced net increases in deposits in fiscal year 2001 and for the nine months ended June 30, 2001 and 2002. In fiscal year 2000, there was a net decrease in deposits of $3.8 million. Including interest credited, there was a net increase in deposits in each of the periods except fiscal year 2000. In fiscal year 2000, a net decrease in deposits of $1.8 million resulted in a 3.2 percent decrease in deposits, including interest

Deposit Activity (cont.)

credited; and in 2001, there was a net increase in deposits of $5.1 million or
9.6 percent. For the nine months ended June 30, 2002, a net increase in deposits of $5.6 million produced a net rise of 9.6 percent, or 12.9 percent, annualized.

BORROWINGS

         Clay County Savings has made regular use of FHLB advances from September 30, 1997 to June 30, 2002. The Association had $6.9 million in FHLB advances at June 30, 2002, with an average rate of 5.97 percent compared to a larger $17.2 million at September 30, 2000, with an average rate of 6.66 percent. FHLB advances represented 8.9 percent of assets at June 30, 2002, compared to a much higher 22.1 percent at September 30, 2000 (reference Exhibit
23).

SUBSIDIARIES

         Clay County Savings had no wholly-owned subsidiary at June 30, 2002.

OFFICE PROPERTIES

         Clay County Savings had four full service offices at June 30, 2002, located in Liberty, Kearney and Smithville (reference Exhibit 24). The Association has two offices in Liberty, its home office and a branch office. Clay County Savings owns all of its offices. The Association's net investment in its office premises totaled $3.9 million or 5.0 percent of assets at June 30, 2002, and the Association's investment in fixed assets was $4.4 million or 5.6 percent of assets at June 30, 2002.

MANAGEMENT

         The President, Chief Executive Officer, and Managing Officer of Clay County Savings is John R. Davis, who is also a director. Mr. Davis joined the Association in 1981, serving the Association in various capacities. He served the Association as a loan officer from 1973 to December 1985. He became President and Chief Executive Officer of the Association in 1986 and was appointed a director in 1992. Mario Usera is Executive Vice President, Chief Financial Officer and a director. He joined the Association in 1997 as Vice President and became Executive Vice President in 1999. He was appointed a director in 2002. Deborah A. Jones is Senior Vice President, Secretary and Treasurer. She joined the Association in 1979 and became Vice President and Treasurer in 1989. She became Secretary in 1999 and became Senior Vice President in 2001. Debra S. Coltman has been employed at the Association since 1974. She became Vice President/Lending in 1978 and became Senior Vice President and Chief Lending Officer in 2001 (reference Exhibit 25).

II.   DESCRIPTION OF PRIMARY MARKET AREA

      Clay County Savings' retail market area encompasses all of Clay County and Platte County, Missouri ("market area") where the Association's offices are located. The Association has four offices, all in Clay County, with two located in Liberty and one each in Smithville and Kearney.

      Exhibit 26 provides a summary of key demographic data and trends for the market area, Liberty City, Clay and Platte Counties, Missouri and the United States. Overall, from 1990 to 2000, population increased in all areas. The population increased by 22.0 percent in the market area, by 28.8 percent in Liberty City, 19.9 percent in Clay County, 27.5 percent in Platte County, 9.3 percent in Missouri and 13.2 percent in the United States. Future population projections indicate that population will continue to increase in all areas from 2000 through the year 2006. The market area's population is projected to increase by 12.3 percent with the populations of Liberty City, Clay County, Platte County, Missouri and the United States projected to increase by 13.4 percent, 11.5 percent, 14.3 percent, 4.8 percent and 7.4 percent, respectively.

      Consistent with its modestly rising trend in population, the market area witnessed an increase in households (families) of 25.5 percent from 1990 to 2000. During that same time period, the number of households increased in Liberty City by 32.9 percent, in Clay County by 23.0 percent, in Platte County by 32.4 percent, in Missouri by 11.9 percent and in the United States by 14.7 percent. From 2000 through the year 2006, the market area's households are projected to continue to increase by 13.8 percent, while the number of households are expected to increase by 15.9 percent in Liberty City, 12.8 percent in Clay County, 16.3 percent in Platte County, 6.3 percent in Missouri and by 7.8 percent in the United States.

      In 1990, the per capita income in the market area, Liberty City and Clay and Platte Counties was higher than the per capita income in Missouri and the United States. The market area had a 1990 per capita income of $15,744, Liberty City, Clay County, Platte

County, Missouri and the United States had 1990 per capita income levels of $15,873, $15,369,

Description of Primary Market Area (cont.)

$16,737, $12,989 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas, with Platte County having the greatest percent increase to the highest level of per capita income. The market area's per capita income increased from 1990 to 2000 by 52.6 percent to $24,024. Per capita income increased by 47.5 percent in Liberty City to $23,415, by 50.6 percent in Clay County to $23,144, by 57.5 percent in Platte County to $26,356, by 53.5 percent in Missouri to $19,936 and by 49.7 percent to $21,587 in the United States.

         The 1990 median household income of $35,412 in the market area was higher than the median household income in Missouri at $26,362 and the United States at $30,056. Liberty City had a 1990 median household income of $36,388, which was higher than Clay County's median household income of $34,370, but lower than Platte County's median household income of $38,173. Missouri's median household income was $26,362 and the United States' median household income was $30,056. From 1990 to 2000, median household income increased in all areas, with Platte County indicating the highest rate of increase and the United States the lowest. Median household income increased by 42.3 percent to $50,403 in the market area, by 45.0 percent to $52,745 in Liberty City, by 40.7 percent to $48,347 in Clay County, by 46.3 percent to $55,849 in Platte County, compared to a 43.9 percent increase to $37,934 in Missouri and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2006, median household income is projected to increase by 17.1 percent in the market area, by 21.2 percent in Liberty City, by 17.3 percent in Clay County, by 16.8 percent in Platte County, while increasing by 17.8 percent in Missouri and 11.6 percent in the United States. Based on those rates of increase, by 2006, median household income is expected to be $59,026 in the market area, $63,912 in Liberty City, $56,691 in Clay County, $65,214 in Platte County, $44,678 in Missouri, and $46,870 in the United States.

         Exhibit 27 provides a summary of key housing data for the market area, Liberty City, Clay and Platte Counties, Missouri and the United States. In 1990, the market area had a rate of owner-occupancy of 66.8 percent, lower than Missouri at 68.8 percent but higher than the United States at 64.2 percent, with Liberty City at 68.6 percent, Clay County at 67.5 percent

Description of Primary Market Area  (cont.)

and Platte County at 65.1 percent. As a result, the market area supported a rate of renter-occupied housing of 33.2 percent, while renter-occupied housing was
31.4 percent in Liberty City, 32.5 percent in Clay County and 34.9 percent in Platte County, compared to 31.2 percent for Missouri and 35.8 percent for the United States. In 2000, owner-occupied housing increased in all the areas to
69.7 percent, 73.5 percent, 70.7 percent, 67.5 percent, 70.3 percent and 66.2 percent in the market area, Liberty City, Clay County, Platte County, Missouri and the United States, respectively. Conversely, the renter-occupied rates decreased in all areas to levels of 30.3 percent, 26.5 percent, 29.3 percent,
32.5 percent, 29.7 percent and 33.8 percent in the market area, Liberty City, Clay County, Platte County, Missouri and the United States, respectively.

         The market area's 1990 median housing value of $68,652 was based on $68,200 in Clay County and $80,800 in Platte County, with all but Platte County being lower than the United States' median housing value of $79,098. Liberty City's 1990 median housing value was $76,600 and Missouri's median housing value was $59,300. The 1990 average median rent of the market area was $432 which surpasses the median rent of all but Platte County at $443. Liberty City had median rent of $418, while Clay County, Missouri and the United States had median rent levels of $429, $368 and $374, respectively. In 2000, median housing values had risen, with Platte County having the highest level of $126,700 and Missouri having the lowest at $89,900. The market area had a 2000 median housing value of $110,873 with Liberty City at $121,600, Clay County at $104,900 and the United States at a higher $119,600. Median rent levels had also risen, with Platte County continuing to have the highest level. The 2000 median rent levels were $593, $551, $576, $640 $484 and

$602 in the market area, Liberty City, Clay County, Platte County, Missouri and the United States, respectively.

         In 1990, the major source of employment for the market area by industry group, based on number of employees, was the services industry at 32.5 percent. The services industry was responsible for 38.9 percent of jobs in Liberty City,
32.3 percent in Clay County, 33.1 percent

Description of Primary Market Area  (cont.)

in Platte County, 35.9 percent in Missouri and 34.0 percent in the United States (reference Exhibit 28). The wholesale/retail trade group was the second major employer in the market area at 23.3 percent and also the second leading employer at 20.8 percent in Liberty City, in Clay County at 24.1 percent, and in Platte County at 21.0 percent. In Missouri and the United States, the wholesale/retail trade group was also the second major employer with 21.7 percent and 27.5 percent, respectively. The manufacturing group was the third major overall employer in the market area at 16.2 percent and represented 17.5 percent of employment in Liberty City, and 17.2 percent in Clay County. In Platte County, the transportation/utilities group was the third largest employer at 16.8 percent. In Missouri and the United States, the manufacturing group was also the third major employer, responsible for 18.6 percent and 19.2 percent, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 28.1 percent of employment in the market area, 22.8 percent of employment in Liberty City, 26.4 percent of employment in Clay County, 23.8 percent of employment in Missouri and 19.3 percent in the United States. In Platte County, the agriculture/mining, construction, manufacturing, and finance, insurance/ real estate group provided 29.1 percent of employment.

         In 2000, the services industry, wholesale/retail trade industry and manufacturing industry provided the first, second and third highest levels of employment, respectively, for all but Platte County, where the services industry, wholesale/retail trade and transportation/utilities industries provided first, second and third highest levels of employment. The services industry accounted for 42.9 percent, 46.6 percent, 42.9 percent, 43.0 percent, 45.3 percent and 46.7 percent in the market area, Liberty City, Clay County, Platte County, Missouri and the United States, respectively. The wholesale/retail trade industry provided for 17.2 percent, 16.0 percent,
17.4 percent, 16.1 percent, 15.6 percent and 15.3 percent in the same respective areas. Manufacturing provided 11.7 percent, 11.0 percent, 12.0 percent, 14.8 percent and 14.1 percent of employment in the market area, Liberty City, Clay County, Missouri and the United States, respectively. The transportation/utilities trade industry provided 10.3 percent, or the third highest level of employment in 2000 in Platte County.

Description of Primary Market Area  (cont.)

         The market area's major employers were mostly in the services sector. The two largest employers in the market area are the Hallmark Distribution Center and Liberty Hospital.

         Employer                    Employees      Product/Service
         --------                    ---------      ---------------

         Hallmark Distribution
         Center                        1,486        Cards/gifts/misc.
         Liberty Hospital              1,403        Health care
         Liberty School District         760        Education
         Clay County                     482        Government
         William Jewell College          425        Education
         Banta Publications              410        Publishing
         Price Chopper                   405        Retail

         The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in the market area, Clay and Platte Counties, Missouri and the United States in 1997 through June 2002. The market area and both its counties have been characterized by lower unemployment rates than both Missouri and the United States. In 1997, Clay County had an unemployment rate of
2.9 percent, and Platte County had a lower unemployment rate of 2.6 percent compared to unemployment rates of 4.2 percent in Missouri and 4.5 percent in the United States. The market area's unemployment rate decreased in 1998 to 2.6 percent. Platte County's rate decreased to 2.5 percent, Clay

County's decreased to 2.7 percent, compared to 4.2 percent again in Missouri and a lower 4.2 percent in the United States. In 1999, the market area again decreased its rate of unemployment to 2.2 percent, as Clay County's unemployment decreased to 2.4 percent and Platte County's unemployment decreased to 2.0 percent. Missouri decreased to 3.4 percent, and the United States decreased to
4.0 percent. In 2001, all areas had increases in their unemployment rates. Clay and Platte Counties' unemployment rates increased to 3.1 percent and 2.8 percent, respectively, and the unemployment rates in Missouri and the United States increased to 4.7 percent and 4.8 percent, respectively. By June 2002, the unemployment rate increased to 4.0 percent in the market area, Clay and Platte Counties, increased to 5.4 percent in Missouri and increased to 6.0 percent in the United States.

Description of Primary Market Area (cont.)

         The market area is characterized by a higher than average level of income when compared to Missouri and the United States and a level of housing value higher than Missouri but lower than the United States. In addition, unemployment rates in Clay and Platte Counties have been consistently lower than Missouri and national unemployment rates. Both Clay and Platte Counties' unemployment rates have decreased until recent, when all unemployment rates have increased. Both the market area counties' unemployment rates have been lower than Missouri's unemployment rates. In both the 1990 and the 2000 Census, the market area's strongest employment categories were the services industry, the wholesale/retail trade industry and the manufacturing industry.

         Exhibit 30 provides deposit data for banks and thrifts in the market area. Clay County Savings' deposit base in the market area was $60.0 million or an 11.6 percent share of the $500.0 million total thrift deposits but only a 2.1 percent share of the total deposits, which were $2.7 billion as of June 30, 2001. It is evident from the size of the thrift deposits and bank deposits that the market area has a moderate deposit base, with Clay County Savings having a modest level of market penetration for thrift deposits and a small share of market penetration of total deposits.

         Exhibit 31 provides interest rate data for each quarter for the years 1999 through 2001 and for the first two quarters of 2002. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a rising trend in 1999 and 2000 and then a rapidly decreasing trend in 2001. This decreasing trend continued into the second quarter of 2002 with prime now at 4.75 percent, its lowest level during the past four years.

Description of Primary Market Area (cont.)

SUMMARY

         To summarize, the market area represents an area with rising population and household trends during the 1990s and early 2000s. Such growth is projected to continue through 2006. The market area displayed a slightly higher per capita income and median household income than both Missouri and the United States. In 1990, the median rent level of the market area was higher than Missouri's median rent and the United States. By 2000, the median rent level of the market area was still higher than Missouri's median rent but less than the United States. In 1990, the market area's median housing value was higher than Missouri's but lower than in the United States, and in 2000, the market area's median housing value was again higher than Missouri's median housing value but below the United States. The market area has had a modestly lower unemployment rate when compared to both Missouri and the United States. Finally, the market area is a very competitive financial institution market dominated by banks, with a moderate presence of thrifts, and a total market deposit base for banks and thrifts in the market area that is $2.7 billion in deposits.

III.  COMPARABLE GROUP SELECTION

Introduction

         Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Missouri.

         Exhibits 31 and 32 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 272 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 31 and 32 also subclassify all thrifts by region, including the 107 publicly-traded Midwest thrifts ("Midwest thrifts") and the 8 publicly-traded thrifts in Missouri ("Missouri thrifts"), and by trading exchange. Exhibit 33 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between June 30, 2001, and August 23, 2002.

         The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Clay County Savings as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Clay County Savings' basic operation.

         Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

         The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

         Institution                              State
         -----------                              -----

         PFSB Bancorp.                            Missouri
         Prestige Bancorp                         Pennsylvania
         USABancshares.com, Inc.                  Pennsylvania

         There is are no pending merger/acquisition transaction involving thrift institutions in Clay County Savings' city, county or market area, as indicated in Exhibit 35.

Mutual Holding Companies

         The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 43 publicly-traded mutual holding companies as well as between those 43 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 43 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

         Institution                                          State
         -----------                                          -----

         Mid-Southern Savings Bank (MHC)                      Indiana
         Webster City Fed. Bancorp, MHC                       Iowa
         Jacksonville Savings Bank, MHC                       Missouri
         Liberty Savings Bank (MHC)                           Missouri
         Wayne Savings Bancshares, MHC                        Ohio
         Eureka Bank (MHC)                                    Pennsylvania
         Skibo Financial Corp.                                Pennsylvania
         Jefferson FSLA (MHC)                                 Tennessee

Trading Exchange

         It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ), or on the OTC Bulletin Board or in the Pink Sheets. Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 315 publicly-traded, FDIC-insured institutions, including 43 mutual holding companies, 15 are traded on the New York Stock Exchange, 22 are traded on the American Stock Exchange, 216 are traded on NASDAQ, 56 are listed on the OTC Bulletin Board and 6 are listed in the Pink Sheets.

IPO Date

         Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of August 23, 2002, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 2001.

Geographic Location

         The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Clay County Savings, including the New England, western, southwestern and southeastern states.

         The geographic location parameter consists of Missouri and its surrounding states of Iowa, Illinois, Kentucky, Tennessee, Arkansas, Oklahoma, Kansas and Nebraska, as well as the states of Indiana, Ohio and Wisconsin, for a total of eleven states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

         Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $300 million or less, due to the general similarity of asset mix and operating strategies of institutions in this asset range, compared to Clay County Savings, with assets of approximately $77.9 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

         In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

         Exhibits 37 and 38 show the 55 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund and, following the recapitalization of the SAIF in 1996, deposit insurance premiums assessed by the two funds are now similar.

BALANCE SHEET PARAMETERS

Introduction

         The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 37. The balance sheet ratios consist of the following:

         1.     Cash and Investments/Assets
         2.     Mortgage-Backed Securities/Assets
         3.     One- to Four-Family Loans/Assets
         4.     Total Net Loans/Assets
         5.     Total Net Loans and Mortgage-Backed Securities/Assets
         6.     Borrowed Funds/Assets
         7.     Equity/Assets

         The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Clay County Savings with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Clay County Savings. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

         Clay County Savings' ratio of cash and investments to assets was 22.0 percent at June 30, 2002, excluding FHLB stock, and reflects a share of investments somewhat higher than national and regional averages. The Association's investments consist primarily of federal agency and municipal securities, FHLB and other interest-bearing deposits and equity securities. For its most recent five fiscal years, Clay County Savings' average ratio of cash and investments to assets was a considerably lower 11.0 percent, from a high of
13.5 percent at September 30, 1998, to a low of 7.8 percent at September 30, 1997, indicating fairly constant ratios through the end of fiscal 2001, with deposit growth in 2002 deployed primarily to investments rather than loans. It should be noted that, for the purposes of comparable group selection, Clay County Savings' $963,000 balance of Federal Home Loan Bank stock at June 30, 2002, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

         The parameter range for cash and investments relates to the Association's historically volatile ratio as well as overall industry volatility of this parameter as institutions exercise varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 35.0 or less of assets, with a midpoint of 17.5 percent.

Mortgage-Backed Securities to Assets

         Clay County Savings had a small balance mortgage-backed securities representing 2.4 percent of assets at June 30, 2002, and a similar five fiscal year average of 1.7 percent, compared to the current regional average of 8.1 percent of assets and the national average of 12.0 percent of assets for publicly-traded thrifts. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is relatively broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.

One-to Four-Family Loans to Assets

         Clay County Savings' lending activity is focused on the origination of permanent residential mortgage loans secured by one- to four-family dwellings. Such one- to four-family loans, including construction loans, represented 58.5 percent of the Association's assets at June 30, 2002, which is moderately higher than both the national average of 44.2 percent and the 44.0 percent average for savings institutions in the Midwest. Consistent with its larger than average share of one- to four family loans, the Association had smaller than average shares of multi-family, nonresidential and nonmortgage loans.

         The parameter for this characteristic requires any comparable group institution to have from 25.0 percent to 75.0 percent of its assets in one- to four-family loans with a midpoint of 50.0 percent.

Total Net Loans to Assets

         At June 30, 2002, Clay County Savings had a 68.1 percent ratio of total net loans to assets, which is identical to the current national average and similar to the regional average of 71.8 percent, and a higher five fiscal year average of 81.9 percent. The parameter for the selection of the comparable group is from 45.0 percent to 90.0 percent with a midpoint of 67.5 percent. The broadness of the range recognizes the Association's historical ratios and the fact that, as the referenced national and regional averages indicate, many larger institutions purchase a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Clay County Savings.

Total Net Loans and Mortgage-Backed Securities to Assets

         As discussed previously, Clay County Savings had a 68.1 percent ratio of total net loans to assets and had mortgage-backed securities equal to 2.4 percent of assets at June 30, 2002, for a combined share of 70.5 percent of assets. Recognizing the industry and regional ratios of 12.0 percent and 8.1 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 90.0 percent, with a midpoint of 75.0 percent.

Borrowed Funds to Assets

         Clay County Savings had a $6.9 million balance of borrowed funds at June 30, 2002, consisting of FHLB advances, representing 8.8 percent of assets. At September 30, 2001, the Association's borrowed funds were $11.9 million or a larger 15.4 percent of assets, and its five fiscal year average was 13.7 percent with a decreasing share since September 30, 2000, as the Association made greater use of deposits to fund its asset growth. The institutional demand for borrowed funds increased from1997 through 2001, due to the difficulty in competing for deposits, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or shorter term certificates. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

         The parameter range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent, lower than the national averages of 34.0 percent for publicly-traded thrifts and 26.9 percent for all FDIC-insured savings institutions.

Equity to Assets

         Clay County Savings' equity to assets ratio as of June 30, 2002, was
8.4 percent. After conversion, based on the midpoint value and public offering of $7.4 million, with 50.0 percent of the net proceeds of the public offering going to the Association, Clay County Savings' equity to assets ratio is projected to stabilize in the range of 12.0 percent to 13.0 percent. The consolidated pro forma equity to assets ratio for the Corporation is projected to be 14.8 percent following conversion at the midpoint of the valuation range established in this appraisal. Based on those equity ratios, we have defined the equity ratio parameter to be from 6.0 percent to 16.0 percent with a midpoint ratio of 11.0 percent.

PERFORMANCE PARAMETERS

Introduction

         Exhibit 38 presents five parameters identified as key indicators of Clay County Savings' earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2002. The primary performance indicator is the Association's return on average assets (ROAA). The second performance indicator is the Association's return on average equity
(ROAE). To measure the Association's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Association is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to assets. The final performance indicator is the Association's ratio of operating expenses or noninterest expenses to assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

         The key performance parameter is the ROAA. For the twelve months ended June 30, 2002, Clay County Savings' ROAA was 0.12 percent based on net earnings after taxes and 0.07 percent based on core or normalized earnings after taxes, as detailed in Item I of this report and presented in Exhibit 7. The Association's ROAA over its prior five fiscal years, based on net earnings, has ranged from a low of (0.14) percent in 2001 to a high of 0.37 percent in 1997, with an average ROAA of 0.20 percent. The consolidated ROAA for the Association and the Corporation on a pro forma basis at the time of conversion is projected to be 0.07 percent based on core income at the midpoint valuation.

         For consistency and in recognition of the differences between net and core income for many institutions, we have elected to base our ROAA analysis and comparison on core or normalized income for both Clay County Savings and the comparable group. Considering the historical, current and projected earnings performance of Clay County Savings, the range for the ROAA parameter based on core income has been defined as 0.70 percent or lower, with a midpoint of 0.35 percent.

Return on Average Equity

         The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Association's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

         The consolidated ROAE for the Association and the Corporation on a pro forma basis at the time of conversion will be 0.49 percent based on core income at the midpoint valuation. Prior to conversion, the Association's ROAE for the twelve months ended June 30, 2002, was

1.55 percent based on net income and 0.83 percent based on core income, with a five fiscal year average net ROAE of 2.25 percent. The parameter range for the comparable group, based on core income, is 10.0 percent or lower, with a midpoint of 5.0 percent.

Net Interest Margin

         Clay County Savings had a net interest margin of 2.88 percent for the twelve months ended June 30, 2002, representing net interest income as a percentage of average interest-earning assets. The Association's range of net interest margin for the five previous fiscal years has been generally constant, from a low of 2.64 percent in 2001 to a high of 3.20 percent in 1999 with a five year average of 2.88 percent and a fairly stable trend.

         The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

Operating Expenses to Assets

         For the twelve months ended June 30, 2002, Clay County Savings had a significantly higher than average 2.92 percent ratio of operating expense to average assets. The Association's operating expenses indicated a marked and consistent increase beginning in 1999, resulting from new office expansion and expansion of services and staffing, with their ratio to average assets fluctuating from a low of 2.33 percent in 1997 to a high of 3.01 percent in 2001, for a five fiscal year average of 2.64 percent.

         The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

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

Noninterest Income to Assets

         Including significant gains on the sale of loans during its last four fiscal years and the twelve months ended June 30, 2002, Clay County Savings has consistently experienced a lower than average dependence on noninterest income as a source of additional income compared to publicly-traded savings institutions. The Association's ratio of noninterest income to average assets was 0.42 percent for the twelve months ended June 30, 2002, including a $90,000 gain on the sale of loans. Clay County Savings' average annual ratio of noninterest income for the past four fiscal years has been 0.22 percent of average assets since fiscal year 1996, with annual ratios ranging from 0.17 percent in both 1995 and 2000 to 0.33 percent in 2001.

         The range for this parameter for the selection of the comparable group is 0.90 percent or less of average assets, with a midpoint of 0.45 percent.

ASSET QUALITY PARAMETERS

Introduction

         The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 38. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Clay County Savings. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

         Clay County Savings' ratio of nonperforming assets to assets was 0.12 percent at June

30, 2002, which is considerably lower than both the national average of 0.76 percent for publicly-traded thrifts and the Midwest regional average of 1.04 percent, and slightly lower than its 0.18 percent ratio at September 30, 2001. For the five fiscal years ended September 30, 1997 to 2001, the Association's ratio fluctuated from a low of 0.18 percent at September 30, 2001, to a high of
0.72 percent at September 30, 2000, with a five year average of 0.36 percent.

         The parameter range for nonperforming assets to assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.

Repossessed Assets to Assets

         Clay County Savings was absent repossessed assets at June 30, 2002, but had repossessed assets of $133,000 or 0.17 percent of assets and $193,000 or
0.25 percent of assets at September 30, 2001 and 2000, respectively. For its fiscal years ended September 30, 1997, 1998 and 1999, the Association was absent repossessed assets. National and regional averages were 0.11 percent and 0.16 percent, respectively, for publicly-traded savings institutions and 0.08 for all FDIC-insured savings institutions at the end of their most recent quarters.

         The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.

Loans Loss Reserves to Assets

         Clay County Savings had an allowance for loan losses of $193,000, representing a loan loss allowance to total assets ratio of 0.25 percent at June 30, 2002, which is nominally higher than its 0.24 percent ratio at September 30, 2001, and its ratio of 0.23 percent at September 30,

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

Loans Loss Reserves to Assets (cont.)

2000. For its previous four fiscal years, the Association's loan loss reserve averaged 0.25 percent of assets from a low of 0.23 percent in 2000 to a high of
0.27 percent in 1999, indicating a constant ratio, significantly lower than the industry average.

         The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

         With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41. The comparable group institutions range in size from $68.9 million to $299.7 million with an average asset size of $154.5 million and have an average of 3 offices per institution. One of the comparable group institutions was converted in 1991, two in 1993, one in 1995, four in 1996, one in 1997 and one in 1998. Seven of the comparable group institutions are traded on NASDAQ, two are traded over the counter and one is listed in the Pink Sheets. All ten institutions are SAIF members. The comparable group institutions as a unit have an 11.01 percent ratio of equity to assets, which is higher than the
7.84 percent for all publicly-traded thrift institutions in the United States and the 10.50 percent for the publicly-traded thrift institutions in Missouri; and for the most recent four quarters indicated a core return on average assets of 0.53 percent, lower than all publicly-traded thrifts at 1.08 percent and publicly-traded Missouri thrifts at 1.10 percent.

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

IV.   ANALYSIS OF FINANCIAL PERFORMANCE

        This section reviews and compares the financial performance of Clay County Savings to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Missouri thrifts, as well as to the ten institutions constituting Clay County Savings' comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

        As presented in Exhibits 42 and 43, at June 30, 2002, Clay County Savings' total equity of 8.38 percent of assets was lower than the 11.01 percent for the comparable group, the 8.61percent for Midwest thrifts and the 10.50 percent for Missouri thrifts, but modestly higher than the 7.84 percent for all thrifts. The Association had a 68.13 percent share of net loans in its asset mix, similar to the comparable group at 67.23 percent and all thrifts at 68.13 percent, but lower than Midwest thrifts at 71.76 percent and Missouri thrifts at
75.32 percent. Clay County Savings' share of net loans, lower than industry averages, is primarily the result of its higher 21.96 percent share of cash and investments and lower 2.41 percent share of mortgage-backed securities. The comparable group had a similar 21.03 percent share of cash and investments and a higher 8.39 percent share of mortgage-backed securities. All thrifts had 11.95 percent of assets in mortgage-backed securities and 15.92 percent in cash and investments. Clay County Savings' 81.76 percent share of deposits was moderately higher than the comparable group and significantly higher than the three geographic categories, reflecting the Association's lower 8.84 percent ratio of borrowed funds to assets. The comparable group had deposits of 72.56 percent and borrowings of 14.64 percent. All thrifts averaged a 55.40 percent share of deposits and 34.00 percent of borrowed funds, while Midwest thrifts had a 63.32 percent share of deposits and a 25.44 percent share of borrowed funds. The eight Missouri thrifts averaged a 65.73 percent share of deposits and a 22.77 percent share of borrowed funds. Clay County Savings had intangible assets in the form of mortgage servicing rights equal to 0.01 percent of total assets at June 30, 2002, compared to 0.10 percent for the comparable group, 0.45 percent for all thrifts, 0.31 percent for Midwest thrifts and 0.28 percent for Missouri thrifts.

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

Analysis of Financial Performance  (cont.)

         Operating performance indicators are summarized in Exhibits 44 and 45 and provide a synopsis of key sources of income and key expense items for Clay County Savings in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

         As shown in Exhibit 46, for the twelve months ended June 30, 2002, Clay County Savings had a yield on average interest-earning assets lower than the comparable group, all thrifts, Midwest thrifts and the eight Missouri thrifts. The Association's yield on interest-earning assets was 6.50 percent compared to the comparable group at 6.72 percent, all thrifts at 6.69 percent, Midwest thrifts at 6.94 percent and Missouri thrifts at 7.31 percent.

         The Association's cost of funds for the twelve months ended June 30, 2002, was lower than the comparable group, Midwest thrifts and Missouri thrifts, but higher than the national average for publicly-traded thrifts. Clay County Savings had an average cost of interest-bearing liabilities of 3.73 percent compared to 4.04 percent for the comparable group, 3.43 percent for all thrifts,
4.10 percent for Midwest thrifts and 4.20 percent for Missouri thrifts. The Association's lower yield on interest-earning assets in conjunction with its generally lower average cost of interest-bearing liabilities, resulted in net interest income of 2.69 percent of average total assets, which was lower than the comparable group at 2.83 percent, all thrifts at 3.11 percent, Midwest thrifts at 2.78 percent and Missouri thrifts at 3.38 percent. Clay County Savings generated a net interest margin of 2.88 percent for the twelve months ended June 30, 2002, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.05 percent. All thrifts averaged a higher 3.37 percent net interest margin for the trailing four quarters, with Midwest thrifts at 2.99 percent. Missouri thrifts were considerably higher at 3.52 percent.

         Clay County Savings' major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 45. The Association took a $3,000 provision for loan losses during the twelve months ended June 30, 2002, representing less than 0.01 percent of average assets and reflecting the Association's low balance of nonperforming assets and lower ratio of reserves for loan losses to nonperforming assets. The comparable group indicated a provision representing 0.08 percent of assets, with all thrifts at 0.22 percent, Midwest thrifts at 0.23 percent and Missouri thrifts at 0.15 percent.

          The Association's non-interest income was $341,000 or 0.42 percent of average assets for the twelve months ended June 30, 2002, including its $90,000 gain on the sale of loans. Such non-interest income ratio was similar to the comparable group at 0.41 percent, but considerably lower than all thrifts at
0.91 percent, Midwest thrifts at 1.07 percent and Missouri thrifts at 0.90 percent. For the twelve months ended June 30, 2002, Clay County Savings' operating expense ratio was 2.92 percent of average assets, which was higher than the comparable group at 2.48 percent, all thrifts at 2.08 percent, Midwest thrifts at 2.30 percent and Missouri thrifts at 2.38 percent.

         The overall impact of Clay County Savings' income and expense ratios is reflected in the Association's net income and return on assets. For the twelve months ended June 30, 2002, the Association had an ROAA of 0.12 percent based on net income and a lower ROAA of 0.07 percent based on core income, as indicated in Exhibit 7. For its most recent four quarters, the comparable group had a higher net ROAA of 0.60 percent and a higher core ROAA of 0.53 percent. All publicly-traded thrifts averaged a higher 1.08 percent core ROAA, as did Midwest thrifts at 0.85 percent and Missouri thrifts at 1.10 percent.

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

V.   MARKET VALUE ADJUSTMENTS

        This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Clay County Savings with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Association, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

        In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to chargeoffs, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses.

        As discussed earlier, the Association's historical business philosophy has focused on increasing its net interest income and noninterest income, maintaining its lower ratio of nonperforming assets, reducing its higher level of noninterest expenses and its higher efficiency ratio, and maintaining an adequate allowance for loan losses to reduce the impact of any unforeseen losses. Following conversion, the Association's objectives will continue to focus on increasing its net interest spread and net interest margin, increasing its net income, return on assets and return on equity and noninterest income.

         Earnings are often related to an institution's ability to generate loans. The Association was an active originator of both mortgage and non-mortgage loans in fiscal years 2000 and 2001 and during the nine months ended June 30, 2002, with a strong increase in one- to four-family mortgage loans to date in 2002. Nevertheless, the declining interest rate environment in 2001 and 2002 generated a high level of refinancing, resulting in an $11.0 million decrease in the Association's net loans in the 21 months from September 30, 2000, to June 30, 2002. For the nine months ended June 30, 2002, annualized, total loan originations were considerably greater than in fiscal 2001, with most of the increase occurring in the category of one- to four-family mortgage loans, with additional increases in multi-family and commercial real estate loans and consumer loans. During fiscal years 2000 and 2001, total loan originations were similar at $28.9 million and $25.9 million, respectively, increasing to $32.0 million or $42.7 million annualized, during the nine months ended June 30, 2002. One- to four-family mortgage loan originations increased by $20.2 million or $27.0 million annualized during the nine months ended June 30, 2002, compared originations in that category of $11.9 million and $10.7 million in fiscal years 2001 and 2000, respectively. On an annualized basis, originations of multi-family and commercial real estate loans increased by 344.2 percent and
300.8 percent during the nine months ended June 30, 2002, compared to fiscal year 2001, while annualized consumer loan originations increased 48.8 percent during like comparative periods.

         For the nine months ended June 30, 2002, one- to four-family loans, multi-family loans, commercial real estate loans, construction loans, consumer loans and commercial business loans represented 63.1 percent, 2.5 percent, 7.2 percent, 16.6 percent, 9.3 percent and 1.3 percent, respectively, of total loan originations. In comparison, during fiscal year 2001, one- to four-family loans, multi-family loans, commercial real estate loans, construction loans, consumer loans and commercial business loans represented 46.1 percent, 0.9 percent, 3.0 percent, 37.8 percent, 10.2 percent and 2.0 percent, respectively, of total loan originations.

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

Earnings Performance  (cont.)

         Total mortgage and non-mortgage loan originations were $32.0 million in the nine months ended June 30, 2002, reduced by repayments, loan sales and other adjustments of $38.2 million, resulted in a decrease of $6.2 million in gross loans receivable to 53.1 million at June 30, 2002, compared to September 30, 2001. In fiscal year 2001, total loan originations of $25.9 million, reduced by repayments, loan sales and other adjustments of $30.7 million, resulted in a decrease of $4.8 million in gross loans receivable to $59.3 million at September 30, 2001, compared to $64.1 million at September 30, 2000.

         The impact of Clay County Savings' primary lending efforts has been to generate a yield on average interest-earning assets of 6.50 percent for the twelve months ended June 30, 2002, compared to a higher 6.72 percent for the comparable group, 6.69 percent for all thrifts and 6.94 percent for Midwest thrifts. The Association's ratio of interest income to average assets was a lower 6.08 percent for the twelve months ended June 30, 2002, which was also lower than the comparable group at 6.33 percent, all thrifts at 6.18 percent and Midwest thrifts at 6.46 percent, reflecting the Association's lower level of nonearning and nonperforming assets and larger shares of lower yielding one- to four-family mortgage loans and investments.

         Clay County Savings' 3.73 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2002, was lower than the comparable group at 4.04 percent, Midwest thrifts at 4.10 percent and Missouri thrifts at 4.20 percent, but higher than all thrifts at 3.43 percent. The Association's resulting net interest spread of 2.76 percent for the twelve months ended June 30, 2002, was very modestly higher than the comparable group at 2.68 percent, but lower than all thrifts at 3.26 percent and Midwest thrifts at 2.84. The Association's net interest margin of 2.88 percent, based on average interest-earning assets for the twelve months ended June 30, 2002, was modestly lower than the comparable group at 3.05 percent and Midwest thrifts at 2.99 percent, but more significantly lower than all thrifts at 3.37 percent.

         The Association's ratio of noninterest income to assets was 0.42 percent, including gains, for the twelve months ended June 30, 2002, virtually identical to the comparable group

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

Earnings Performance  (cont.)

at 0.41 percent, but much lower than all thrifts at 0.91 percent and Midwest thrifts at 1.07 percent. A significant 46.6 percent of the Association's noninterest income is comprised of gains on the sale of loans sold in the secondary market and gains on the sale of premises.

         The Association's operating expenses were significantly higher than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended June 30, 2002, Clay County Savings had an operating expenses to assets ratio of
2.92 percent compared to 2.48 percent for the comparable group, 2.08 percent for all thrifts and 2.30 percent for Midwest thrifts.

         For the twelve months ended June 30, 2002, Clay County Savings generated similar noninterest income, higher noninterest expenses and a lower net interest margin relative to its comparable group. The Association's provision for loan losses was less than 0.01 percent compared to 0.08 percent for the comparable group, 0.22 percent for all thrifts and 0.23 percent for Midwest thrifts. The Association's lower provision for loan losses has been typical and is due to the Association's lower risk loan portfolio and lower chargeoffs. As a result, the Association's net income and core income were much lower than the comparable group for the twelve months ended June 30, 2002. Based on net earnings, the Association had a return on average assets of 0.37 percent,
0.31 percent, 0.31 percent, 0.15 percent and (0.14) percent in fiscal years 1997, 1998, 1999, 2000 and 2001, respectively, and 0.12 percent for the twelve months ended June 30, 2002. For the trailing twelve months, the comparable group had a higher net ROAA of 0.60 percent, while all thrifts indicated a still higher ROAA of 1.11 percent. The Association's core or normalized earnings, as shown in Exhibit 7, were lower than its net earnings and resulted in a 0.07 percent core return on assets for the twelve months ended June 30, 2002. That core ROAA was also lower than the comparable group at 0.53 percent, and lower than all thrifts at 1.08 percent and Midwest thrifts at 0.85 percent.

Clay County Savings' earnings stream will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest

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

Earnings Performance (cont.)

income and overhead expenses, its provisions for loan losses and any charge-offs that may be required. Net of nonrecurring gains, noninterest income has remained generally flat from 1997 through June 30, 2002, while overhead expenses indicate an increasing trend in their ratio to average assets since 1998, influenced by the Association's new home office. The Association's net interest margin, lower than the comparable group, has been the result of its lower yield on assets and generally average cost of funds. The impact of this trend has been a generally stable net interest margin with moderate fluctuation during the last five fiscal years and the nine months ended June 30, 2002. The Association's balance of nonperforming assets indicates a decreasing trend from fiscal 1998, with the exception of 2000, when a foreclosure resulted in an increase in repossessed real estate and the eventual charge-off of $29,000. The Association had no charge-offs in fiscal 1997, 1998 or 1999, with net charge-offs of $29,000 in fiscal 2000 and none in fiscal 2001. Clay County Savings' net charge offs were $10,000 during the nine months ended June 30, 2002.

         It has also been recognized that Clay County Savings' current core ROAA, in addition to being much lower than that of its comparable group, has decreased consistently since September 30, 1999, although its net interest margin and net interest spread have remained generally stable.

         In recognition of the foregoing earnings related factors, with consideration to Clay County Savings' current performance measures, a maximum downward adjustment has been made to Clay County Savings' pro forma market value for earnings performance.

MARKET AREA

         Clay County Savings' primary market area for both retail deposits and lending consists of Clay and Platte Counties, Missouri. As discussed in Section II, from 1990 to 2000, this

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

primary market area experienced an increase in population and households. That population

Market Area  (cont.)

and household growth, accompanied by higher per capita income and household income, was moderately higher than Missouri and the United States, but only modestly higher than the comparable group markets. Between 2000 and 2006, the population and median household income of Clay County Savings' market area are projected to increase at a considerably slower rate than during the previous decade. In both 1990 and 2000, the median housing value in the Association's market area was lower than in Missouri and the United States and similar to the comparable group markets. The average unemployment rate in the Association's primary market area was 2.8 percent in 1997, compared to 4.2 percent in Missouri and 4.5 percent in the United States. By June, 2000, the primary market area's unemployment rate increased to 4.0 percent, while Missouri's unemployment rate increased to 5.4 percent and the rate in the United States increased to 6.0 percent. In June, 2000, the average of the comparable group markets was similar to the Association's market area.

         Clay County Savings' primary market area is characterized by both growing suburban Kansas City residential communities and smaller, stagnant agricultural and rural areas. In the Association's primary market area, the services sector represented the primary source of employment in 2000, followed by the manufacturing and the wholesale/retail sectors, generally consistent with both state and national proportions. The agriculture and manufacturing sectors decreased modestly from 1990 to 2000, as residential development increased.

         The financial competition in Clay County Savings' primary market area, based on total deposits, is moderate, although competition is intense, with commercial banks holding a strong 81.5 percent majority of deposits. A large number of competing financial institution branches of varying sizes and characteristics operate in and around Clay County Savings' four offices. Since September 30, 1997, the Association's deposits have grown by only 1.3 percent, with deposits shrinking from $57.8 million in fiscal year 1997 to $53.0 million in fiscal year 2000, before rebounding to $63.7 million at June 30, 2002. The Association's recent growth in deposits has been primarily due to the opening of its new main office in 2000.

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Market Area  (cont.)

         In recognition of the foregoing factors, we believe that no adjustment is warranted for the Association's primary market area relative to the comparable group.

FINANCIAL CONDITION

         The financial condition of Clay County Savings is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 41, 42 and 43. The Association's ratio of total equity to total assets was 8.38 percent at June 30, 2002, which was lower than the comparable group at 11.01 percent and Midwest thrifts at 8.61 percent, but higher than all thrifts at 7.84. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately
14.76 percent, and the Association's pro forma equity to assets ratio will increase to approximately 12.9 percent.

         The Association's mix of assets and liabilities indicates some areas of variation from its comparable group, but also many similarities. Clay County Savings had a similar 68.1 percent ratio of net loans to total assets at June 30, 2002, compared to the comparable group at 67.2 percent and all thrifts at
68.1 percent. The Association's 22.0 percent share of cash and investments was also similar to the comparable group at 21.0 percent, while all thrifts were at
15.9 percent and Midwest thrifts were at 16.2 percent. Clay County Savings' 2.4 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 8.4 percent and more significantly lower than all thrifts at
12.0 percent. The Association's 81.8 percent ratio of deposits to total assets was higher than the comparable group at 72.6 percent, all thrifts at 55.4 percent and Midwest thrifts at 63.3 percent. Clay County Savings' 8.8 percent ratio of borrowed funds to assets was lower than the comparable group at 14.6 percent and much lower than all thrifts at 34.0 percent and Midwest thrifts at
25.4 percent.

         Clay County Savings had intangible assets of less than 0.01 percent of assets, consisting

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of a small balance of mortgage servicing rights, and was absent real estate owned, compared

Financial Condition (cont.)

to ratios of 0.10 percent and 0.11 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.45 percent and real estate owned of 0.11 percent. The financial condition of Clay County Savings is enhanced by its low balance of nonperforming assets of $96,000 or 0.12 percent of assets at June 30, 2002, compared to a higher 0.48 percent for the comparable group, 0.76 percent for all thrifts and 1.04 percent for Midwest thrifts. Historically, with the exception of fiscal year end 2000, the Association's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets have been lower than industry averages and have fluctuated moderately since September 30, 1997. The Association's ratio of nonperforming assets to total assets was 0.36 percent, 0.45 percent, 0.11 percent, 0.72 percent and 0.18 percent at September 30, 1997, 1998, 1999, 2000 and 2001, respectively.

         The Association had a lower 5.18 percent share of high risk real estate loans, compared to 14.12 percent for the comparable group and 17.97 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

         At June 30, 2002, Clay County Savings had $193,000 of allowances for loan losses, which represented 0.25 percent of assets and 0.36 percent of total loans. The comparable group indicated allowances equal to 0.32 percent of assets and a larger 0.48 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Clay County Savings' $193,000 of allowances for loan losses, represented 201.04 percent of nonperforming assets at June 30, 2002, compared to the comparable group's lower
91.44 percent, with all thrifts at 161.47 percent and Midwest thrifts at 110.41 percent. Clay County Savings' ratio of net charge-offs to average total loans, moreover, was also a lower 0.01 percent for the twelve months ended June 30, 2002, higher than the 0.10 percent for the

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comparable group, 0.22 percent for all thrifts and 0.21 percent for Midwest thrifts. This ratio reflects the Association's maintenance of a lower average ratio of reserves to loans, but a

Financial Condition  (cont.)

higher ratio of reserves to nonperforming loans due to the Association's lower share of higher risk loans and lower chargeoffs.

         Clay County Savings has a minimal level of interest rate risk, evidenced by the modest decrease in its net portfolio value to assets ratio under conditions of rising interest rates. The Association's net portfolio value ratio is projected to decrease only 8.0 percent if interest rates increase 200 basis points. Additionally, the Association's Post Shock NPV Ratio at a 200 basis point increase in rates is 11.30 percent, which, together with its Sensitivity Measure of 77 basis points, results in a minimal risk position, due, primarily, to the predominance of adjustable-rate mortgage loans in its portfolio.

         Compared to the comparable group, we believe that no adjustment is warranted for Clay County Savings' current financial condition.

DIVIDEND PAYMENTS

         The Corporation does not intend to pay an initial cash dividend on its common stock. The future payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. All of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 2.79 percent. The average dividend yield is 2.27 percent for Missouri thrifts and
2.09 percent for all thrifts.

         In our opinion, no adjustment to the pro forma market value is warranted at this time related to dividend payments.

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SUBSCRIPTION INTEREST

         In general, the reaction of potential thrift IPO investors appears to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, the regulatory environment, aftermarket price trends and the future of merger/acquisition activity in the thrift industry.

         In the first half of 2002, subscription interest in new thrift issues was generally strong, likely related primarily to a smaller number of offerings attracting both local and professional investors. The five completed conversions in the first half of 2002 was the lowest number for any first half of a year in the history of conversion activity. As of mid-August, 2002, however, there were thirteen conversions, either announced, filed or pending, including both standard and second stage transactions. In our opinion, that increasing number of transactions, together with the overall volatility and uncertainty in the stock market, might result in more diffuse and restrained subscription activity during the next six to nine months.

         Clay County Savings will direct its offering primarily to depositors and residents in its primary market area. The board of directors and officers anticipate purchasing approximately $1,700,000 or 23.0 percent of the stock offered to the public based on the appraised midpoint valuation. The Association will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion. Additionally, the Prospectus restricts to 10,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person or by persons and associates acting in concert as part of either the subscription offering or a direct community offering.

         The Association has secured the services of Trident Securities, a Division of McDonald Investments, Inc. ("Trident") to assist in the marketing and sale of the conversion stock.

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         Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that no adjustment is warranted for the Association's anticipated subscription interest.

LIQUIDITY OF THE STOCK

         The Corporation will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Trident. The Association will pursue at least two market makers for the stock of the Corporation. The Association's total offering is considerably smaller in size to the average market value of the comparable group. The comparable group has an average market value of $14,580,000 for the stock outstanding compared to a midpoint value of $7,400,000 for the Corporation, less the ESOP and the estimated 140,000 shares to be purchased by officers and directors. Additionally, the stock of the Corporation will trade on the over-the-counter market and will be listed on the OTC Bulletin Board. The relatively small size of the offering and its being traded over-the-counter will, therefore, limit the secondary market liquidity of the stock. Of the ten institutions in the comparable group, seven trade on NASDAQ, with those seven institutions indicating average daily trading volume of 890 shares during the last four quarters, compared to an average daily trading volume of 21 shares for the two institutions trading over-the-counter.

         We have concluded, therefore, that a downward adjustment to the pro forma market value is warranted relative to the anticipated liquidity of the Corporation's stock.

MANAGEMENT

         The President, Chief Executive Officer, and Managing Officer of Clay County Savings is John R. Davis, who is also a director. Mr. Davis joined the Association in 1981, serving the Association in various capacities. He served the Association as a loan officer from 1973 to December 1985. He became President and Chief Executive Officer of the Association in 1986

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Management (cont.)

and was appointed a director in 1992. Mario Usera is Executive Vice President, Chief Financial Officer and a director. He joined the Association in 1997 as Vice President and became Executive Vice President in 1999. He was appointed a director in 2002. Deborah A. Jones is Senior Vice President, Secretary and Treasurer. She joined the Association in 1979 and became Vice President and Treasurer in 1989. She became Secretary in 1999 and became Senior Vice President in 2001. Debra S. Coltman has been employed at the Association since 1974. She became Vice President/Lending in 1978 and became Senior Vice President and Chief Lending Officer in 2001.

         During the past five years, Clay County Savings has been able to increase its deposit base and total equity, maintain a stable net interest margin, control nonperforming assets, classified loans and charge-offs, maintain a minimal interest rate risk position, and maintain its market share in spite of intense competition. Although the Association's earnings and return on assets have been below comparable group and industry averages, management is confident that its branch network is well positioned for moderate growth and enhanced profitability.

         Overall, we believe the Association to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

         The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market, the general stagnancy of market prices for financial institutions over the past year, the decrease in merger and acquisition activity in the financial institution industry, the decrease in pricing

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Marketing of the Issue (cont.)

ratios and the presence of new competitors in the financial institution industry such as investment firms, insurance companies and mortgage companies, resulting in increased pressure to attract retail deposits at normal rates rather than premium rates. As previously discussed, although subscription interest was strong for the few transactions closing to date in 2002, the larger number of current conversions in conjunction with increasing stock market volatility and economic uncertainty are likely to have a depressing effect on issues closing in late 2002 and early to mid 2003.

         We believe that a new issue discount applied to the price to book value approach continues and is considered to be reasonable and necessary in the pricing of the Corporation. We have made a downward adjustment to the Corporation's pro forma market value in recognition of such a new issue discount.

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VI.      VALUATION METHODS

         Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by appraisal firms has been the price to book value ratio method, as a result of the volatility of earnings in the thrift industry in the early to mid-1990s and the continued rise in volatility in earnings more recently. As earnings in the thrift industry improved in the last few years, additional emphasis has been placed on the price to earnings method in analyzing stock valuations.

         Inasmuch, however, as the Association did not generated positive earnings during its most recent fiscal year ended September 30, 2001, and its earnings for its most recent three fiscal years and for the nine months ended June 30, 2002, have indicated considerable fluctuation and volatility, in our judgment the price to earnings approach is not meaningful in determining the pro forma value of the CCSB Financial Corp. Consequently, primary emphasis has been placed on the price to book value method, with the price to earnings calculations providing limited informational, analytical and correlative perspective with respect to comparable group and industry trends and averages.

         In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

         In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a maximum, as adjusted, being 115.0 percent of the maximum.

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Valuation Methods (cont.)

         In applying each of the valuation methods, consideration was given to the adjustments to the Association's pro forma market value discussed in Section
V. Downward adjustments were made for the Association's earnings performance, the liquidity of the Corporation's stock and the marketing of the issue. No adjustments were made for the Association's market area, financial condition, dividend payments, subscription interest and management.

PRICE TO BOOK VALUE METHOD

         In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. This method, therefore, is sometimes considered more meaningful for institutions such as Clay County Savings, which has experienced weak and volatile earnings. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value.

         Exhibit 49 shows the average and median price to book value ratios for the comparable group which were 88.12 percent and 80.55 percent, respectively. The total comparable group indicated a moderately wide range, from a low of
67.10 percent (Harrodsburg First Financial Bancorp) to a high of 131.95 percent (Hemlock Federal Financial Corp.). The comparable group had a slightly higher average price to tangible book value ratio of 89.46 percent and an identical median of 80.55 percent with the same two institutions at either end of the range. Excluding the low and the high in the group, the price to book value range narrowed to a low of 69.83 percent and a high of 113.36 percent, and the range of price to tangible book value ratio narrowed in a like manner.

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Price to Book Value Method (cont.)

         Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 59.23 percent and a price to tangible book value ratio of 59.52 percent at the midpoint. The price to book value ratio increases from 54.43 percent at the minimum to 67.17 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 54.80 percent at the minimum to 67.54 percent at the maximum, as adjusted.

         The Corporation's pro forma price to book value and price to tangible book value ratios of 59.23 percent and 59.52 percent, respectively, are strongly influenced by the Association's financial condition and earnings, as well as the limited liquidity of the new stock, the absence of potential merger/acquisition activity in the future and current market conditions. Based on the price to book value ratio and the Association's total equity of $6,526,000 at June 30, 2002, the indicated pro forma market value of the Association using this approach is $7,427,300 at the midpoint (reference Exhibit 48).

PRICE TO CORE EARNINGS METHOD

         In general, the objective of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent core earnings position of Clay County Savings is presented in Exhibit 7, which indicates modest positive after tax core earnings of $54,000 for the twelve months ended June 30, 2002, compared to net earnings of $100,000 for the same period. Considering such earnings bases and trends, we have concluded that the price to net and core earnings methods are not meaningful, although we have presented a pro forma price to core earnings multiple that corresponds to the other two valuation methods.

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Price to Core Earnings Method  (cont.)

         The average price to core earnings multiple for the comparable group was 21.22, while the median was 16.29. The average price to net earnings multiple was 16.82, and the median multiple was 13.54 The comparable group's price to core earnings multiple was higher than the 16.31 average for all publicly-traded, FDIC-insured thrifts and also higher than their median of
13.56. The range in the price to core earnings multiple for the comparable group was from a low of 9.13 (Midland Capital Holdings Corp.) to a high of 50.76 (Home City Financial Corp.). The primary range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 10.25 to a high of 29.80 times core earnings for eight of the ten institutions in the group.

         Based on the correlated value determined using the price to book value method and the price to assets method, the corresponding pro forma price to core earnings multiple for Clay County Savings is calculated at 120.43 at the midpoint, increasing to 134.57 at the maximum and 149.88 at the maximum, as adjusted.

PRICE TO ASSETS METHOD

         The final valuation method is the price to assets method. This method is not frequently used due to the fact that it does not incorporate an institution's equity position or earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 49 indicates that the average price to assets ratio for the comparable group was 9.52 percent and the median was 9.97 percent. The range in the price to assets ratios for the comparable group varied from a low of 5.21 percent (Midland Capital Holdings Corp.) to a high of 15.10 percent (Grand Central Financial Corp.). The range narrows modestly with the elimination of the two extremes in the group to a low of 5.72

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percent and a high of 11.25 percent.

Price to Assets Method  (cont.)

         Based on the adjustments made previously for Clay County Savings, it is our opinion that an appropriate price to assets ratio for the Corporation is
8.74 percent at the midpoint, which ranges from a low of 7.52 percent at the minimum to 11.24 percent at the maximum, as adjusted.

         Based on the Association's June 30, 2002, asset base of $77,872,000, the indicated pro forma market value of the Corporation using the price to assets method is $7,408,353 at the midpoint (reference Exhibit 48).

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VALUATION CONCLUSION

         Exhibit 54 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the relevant valuation approaches. At the midpoint value, the price to book value ratio of 59.23 percent for the Corporation represents a discount of 32.79 percent relative to the comparable group and decreases to 23.77 percent at the super maximum. The price to core earnings multiple of 120.43 for the Corporation at the midpoint value, presented for informational purposes only, indicates a premium of 467.58 percent, increasing to a premium of 606.36 percent at the maximum, as adjusted, but those ratios and discounts were not relevant to the valuation process. The price to assets ratio at the midpoint represents a discount of 8.21 percent, changing to a premium of 18.00 percent at the maximum, as adjusted.

         It is our opinion that as of August 23, 2002, the pro forma market value of the Corporation was $7,400,000 at the midpoint, representing 740,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $6,290,000 or 629,000 shares at $10.00 per share to a maximum of $8,510,000 or 851,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, is $9,786,500 or 978,650 shares at $10.00 per share (reference Exhibits 48 to 53).

         The appraised value of the Corporation as of August 23, 2002, was $7,400,000 at the midpoint.

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